Filed pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-163550
PROSPECTUS SUPPLEMENT NO. 3
(to Prospectus dated April 6, 2010)
Grubb & Ellis Company
7,575,750 Shares of Common Stock
125,000 Shares of 12% Cumulative Participating Perpetual Convertible Preferred Stock
     This Prospectus Supplement No. 3 supplements the prospectus dated April 6, 2010, or the Prospectus, as supplemented, which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-163550). This prospectus supplement is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus, as supplemented, with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on May 4, 2010 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
     The Prospectus, as supplemented, and this prospectus supplement relate to the disposition of up to 125,000 shares of our outstanding 12% Cumulative Participating Perpetual Convertible Preferred Stock, which we refer to herein as our “12% Preferred Stock”, and up to 7,575,750 shares of our common stock issuable upon conversion of our 12% Preferred Stock that may be sold by the selling stockholders identified in the Prospectus, as supplemented. We have registered the offer and sale of such shares of 12% Preferred Stock and such shares of common stock to satisfy registration rights we have granted. We will not receive any of the proceeds from the sale of the shares of 12% Preferred Stock or shares of common stock by the selling stockholders.
     Our common stock is listed on the New York Stock Exchange under the symbol “GBE.” On May 3, 2010, the last reported sales price for our common stock was $1.91.
     This prospectus supplement should be read in conjunction with the Prospectus, as supplemented, which is to be delivered with this prospectus supplement. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus, as supplemented. If there is any inconsistency between the information in the Prospectus, as supplemented, and this prospectus supplement, you should rely on the information in this prospectus supplement.

     Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 8 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus, as supplemented, or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 4, 2010.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2010

GRUBB & ELLIS COMPANY
 (Exact name of registrant as specified in its charter)

Delaware	1-8122	94-1424307
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1551 North Tustin Avenue, Suite 300, Santa Ana, California	92705
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 667-8252

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 2.02	Results of Operations and Financial Condition
Item 3.02	Unregistered Sales of Equity Securities
On May 3, 2010, Grubb & Ellis Company (the “Company”) entered into a purchase agreement (the "Purchase Agreement”) with JMP Securities LLC (the “Initial Purchaser”) to sell $30 million aggregate principal amount of its 7.95% convertible senior notes due 2015 (the “Notes”). Pursuant to the Purchase Agreement, the Company has agreed to grant the Initial Purchaser a 45-day option to purchase up to an additional $4.5 million principal amount of the notes.
The Notes and the Company’s common stock issuable upon the conversion of the Notes have not been registered under the Securities Act of 1933, as amended the (the “Securities Act”). The Company offered and sold the notes in reliance on the exemption from the registration requirements that apply to offers and sales of securities that do not involve a public offering. As such, the Notes were offered and will be sold only to “qualified institutional buyers”, as that term is defined under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchaser in the Purchase Agreement. Shares of the Company’s common stock issuable upon conversion of the Notes will be reserved for issuance by the Company and will be listed on the New York Stock Exchange.
The closing of the offering of the Notes is scheduled to occur on or about May 7, 2010, and the Company intends to use the net proceeds for growth initiatives, short-term working capital and general corporate purposes.
The Notes will be general, unsecured senior obligations of the Company, and will bear interest at a rate of 7.95% per year, payable semi-annually in arrears. The notes will be convertible into shares of common stock at an initial conversion rate of 445.583 shares of common stock per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately $2.24 per share, representing a 17.5% premium over the last reported price per share of Grubb & Ellis’ common stock on May 3, 2010). The conversion rate is subject to adjustment in certain circumstances. In addition, following certain corporate transactions that occur prior to maturity, the Company will increase the conversion rate for a holder who elects to convert its Notes in connection with such corporate transaction in certain circumstances.
On or after May 6, 2013 and prior to the maturity date, the Company may redeem for cash all or part of the Notes at 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, including any additional interest, to but excluding the redemption date.
The Notes will be subject to repurchase at the option of holders upon the occurrence of certain specified events, at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date.
Purchasers of the Notes will have the right to have the Notes and the underlying shares of common stock issuable upon conversion registered under the Securities Act. In addition, certain holders of Grubb & Ellis’s Cumulative Participating Perpetual Convertible Preferred Stock have preemptive rights, the exercise of which could result in the issuance of up to an additional $1.9 million aggregate principal amount of notes (assuming no exercise of the overallotment option).
All of the terms of the Notes will be set forth in an Indenture to be executed at the closing of the offering.

In connection with the offering of the Notes, investors were advised, among other things, that the Company expects to report (i) revenue in the range of $127 million to $129 million for the first quarter of fiscal year 2010 (excluding revenues from properties held for investment), representing an increase of 7.4% to 9.0% over $118.3 million of revenue which was reported in the first quarter of fiscal year 2009 and (ii) adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) for the first quarter of fiscal year 2010 to be in the range of negative $10.5 million to negative $11.5 million as compared to negative $16.5 million in the first quarter of fiscal year 2009. Investors were advised that the key factors driving this improved financial performance included (i) new and/or expanded Management Services assignments, representing more than 10% growth in revenue and adjusted EBITDA for Management Services in the first quarter of fiscal year 2010 relative to the first quarter of fiscal year 2009, (ii) an increase of approximately $8.5 million in Transaction Services business revenue resulting in an increase of more than 50% in adjusted EBITDA from Transaction Services for the first quarter of fiscal year 2010 as compared to the first quarter of fiscal year 2009, and (iii) a reduction in non-commission related compensation and other general and administrative expenses of $3.8 million.
In addition, investors were advised that during the first quarter of fiscal year 2010, the Company took actions expected to reduce its annual operating expenses by $25 million, including headcount reductions in back office and corporate functions and in non-revenue producing general and administrative expenses. The Company expects to realize $20 million of these savings in fiscal year 2010.
For the year ending December 31, 2010, the Company advised investors that it anticipates revenue in the range of $550 million to $575 million and adjusted EBITDA to be in the range of $10 million to $15 million. Revenue growth is expected from sales growth of 25% to 30%, leasing growth of 10% to 15% and increased production from the brokers that we have added over the past 18 months. The Company expects revenue from Management Services to continue its steady growth and Investment Management revenue to be flat as it ramps up the sales of the Grubb & Ellis Healthcare REIT II and the Grubb & Ellis Apartment REIT.
The Company further advised investors that cash and cash equivalents at March 31, 2010 was $22.8 million, compared to $39.1 million at December 31, 2009, and that the reduction can be attributed to the negative Adjusted EBITDA of $10.5 million to $11.5 million, fixed charges of $3.3 million and cash payments related to the restructuring efforts discussed above of $2.7 million.
The foregoing description of the terms of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement dated May 3, 2010, which is filed herewith as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 1.01	Entry into a Material Definitive Agreement
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On May 3, 2010, Richard W. Pehlke resigned as the Company’s Executive Vice President and Chief Financial Officer and Matthew A. Engel, the Company’s Senior Vice President and Chief Accounting Officer will serve as Interim Chief Financial Officer and the Company’s principal financial officer until a permanent successor is named. In order to facilitate a smooth transition, Mr. Pehlke will remain available to the Company on a consulting basis for a period up to December 31, 2010.

In connection with Mr. Pehlke’s departure, the Company and Mr. Pehlke entered into a Consulting and Separation Arrangement and General Release of All Claims (the “Consulting Agreement”).
The Consulting Agreement provides, among other things, that in return for Mr. Pehlke’s execution of and compliance with the Consulting Agreement, including, without limitation, the provision of consultancy services and a general release of the Company from all claims by Mr. Pehlke, the Company will provide Mr. Pehlke with certain separation benefits, subject to applicable tax- and payroll- related deductions, including: (i) $200,000 on July 1, 2010 representing the second installment of Mr. Pehlke’s 2009 special bonus payment; (ii) $400,000 to be made in equal semi-monthly installments ending as of December 31, 2010 which payments shall terminate in the event Mr. Pehlke discontinues his work as a consultant for any reason prior thereto; and (iii) $37,981 representing accrued but unused PTO balance to be paid at the time of termination.
Under the Consulting Agreement, Mr. Pehlke also agreed to certain non-solicitation/no raid covenants.
Mr. Engel, 42 years old, has served as Senior Vice President, Accounting and Finance, and Chief Accounting Officer of the Company since joining the Company in November 2008. From 2001 to 2008, Mr. Engel held various finance and accounting positions at H&R Block, Inc., most recently as Senior Vice President and Chief Financial Officer of the Mortgage Services Segment. At H&R Block, Mr. Engel also held the title of Vice President, Controller of the Mortgage Services Segment and Chief Accounting Officer for the parent company. Prior thereto, Mr. Engel spent eight years at DST Systems, Inc. in various finance and accounting positions. Mr. Engel began his career in 1990 in the audit department of PriceWaterhouseCoopers. Mr. Engel is a Certified Public Accountant.
There is no family relationship between Mr. Engel and any other executive officer or director of the Company and there are no transactions to which the Company or any of its subsidiaries is a party in which Mr. Engel has a material interest subject to disclosure on Item 404(a) of Regulation S-K.
The foregoing is a summary of the material terms and conditions of the Consulting Agreement and does not purport to be a complete discussion of the Consulting Agreement. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Consulting Agreement, which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 8.01	Other Events
On May 4, 2010, the Company issued a press release entitled “Grubb & Ellis Company Announces Pricing of $30 Million of Unsecured Convertible Senior Notes”, a copy of which is filed herewith as Exhibit 99.1 hereto and is incorporated herein by reference. This press release shall not constitute an offer to sell or the solicitation or notice to buy, nor shall there be any sale of the notes in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of such state.

On May 4, 2010, the Company issued a press release entitled “Grubb & Ellis Announces the Departure of Chief Financial Officer”, a copy of which is filed herewith as Exhibit 99.2 hereto and incorporated herein by reference.
The Investor Presentation used by the Company in connection with the offering of the Notes to potential investors is being filed herewith as Exhibit 10.3 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	The following are filed as Exhibits to this Current Report on Form 8-K:

10.1	Purchase Agreement between Grubb & Ellis Company and JMP Securities LLC, dated May 3, 2010.

10.2	Consulting and Separation Agreement and General Release of All Claims by and between Grubb & Ellis Company and Richard W. Pehlke, dated May 3, 2010.

10.3	Investor Presentation of Grubb & Ellis Company.

99.1	Press Release Entitled “Grubb & Ellis Company Announces Pricing of $30 Million of Unsecured Convertible senior Notes”, dated May 4, 2010.

99.2	Press Release Entitled “Grubb & Ellis Announces the Departure of Chief Financial Officer”, dated May 4, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

GRUBB & ELLIS COMPANY
By:	/s/ Andrea R. Biller
Andrea R. Biller, Esq.
Executive Vice President and General Counsel

Dated: May 4, 2010

Exhibit 10.1
Execution Copy
GRUBB & ELLIS COMPANY
$30,000,000
7.95% CONVERTIBLE SENIOR NOTES DUE 2015
PURCHASE AGREEMENT
May 3, 2010
JMP Securities LLC
600 Montgomery Street, Suite 1100
San Francisco, California 94111
Ladies and Gentlemen:
Grubb & Ellis Company, a Delaware corporation (the “Company”), confirms its agreement with JMP Securities LLC (the “Initial Purchaser”) with respect to the issuance and sale by the Company to the Initial Purchaser of $30 million principal amount of the Company’s 7.95% Convertible Senior Notes due 2015 (the “Initial Securities”). In addition, the Company has granted to the Initial Purchaser an option to purchase up to an additional $4.5 million principal amount of the Company’s 7.95% Convertible Senior Notes due 2015 (the “Option Securities” and, together with the Initial Securities, the “Securities”). The Securities, including under certain circumstances accrued interest thereon, will be convertible into shares (the “Underlying Shares”) of the common stock, par value $0.01 per share, of the Company (the “Common Stock”), subject to and in accordance with the terms and conditions of the Indenture (as defined below). The Securities will be issued pursuant to an Indenture (the “Indenture”) to be dated on or about May 7, 2010 by and between the Company and U.S. Bank, in its capacity as trustee (the “Trustee”). This Agreement, the Securities, the Indenture, and the Registration Rights Agreement (as defined below) are herein referred to collectively as the “Operative Documents.”
Upon original issuance of the Securities, and until such time as the same is no longer required under the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act”) and the rules and regulations thereunder (the “Securities Act Regulations”), the Securities (and all securities issued in exchange therefor or in substitution thereof) shall bear the following legend:
“THIS SECURITY AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE.
BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:
(1)
REPRESENTS THAT IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”)), (B) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT), OR (C) IT IS AN INDIVIDUAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(a) (4), (5) OR (6) UNDER THE SECURITIES ACT); AND

(2)
AGREES FOR THE BENEFIT OF THE COMPANY THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A)	TO GRUBB & ELLIS COMPANY (THE “COMPANY”) OR ANY SUBSIDIARY THEREOF, OR
(B)	PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR
(C)	TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR
(D)	PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(D) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”
The Securities will be offered and sold to the Initial Purchaser pursuant to an exemption from the registration requirements under the Securities Act. The Company has prepared a preliminary offering memorandum, dated April 22, 2010 (as subsequently supplemented, if applicable, and including all information incorporated by reference therein, the “Preliminary Offering Memorandum”), and will prepare a final offering memorandum, dated the date hereof (such final offering memorandum, and including all information incorporated by reference therein, the “Offering Memorandum”), relating to the Company and its Subsidiaries (as defined below) and the Securities. For purposes of this Agreement, “Time of Sale Memorandum” means the Preliminary Offering Memorandum together with any Issuer Written Information (as defined below) issued at or prior to 5:00 P.M., New York City time, on May 3, 2010 or such other time as agreed by the Company and the Initial Purchaser (such date and time, the “Time of Sale”). The Company will prepare a final term sheet (the “Final Term Sheet”), in the form set forth in Schedule C hereto, reflecting the final terms of the Securities, in form and substance satisfactory to the Initial Purchaser. “Issuer Written Information” means (i) any writing intended for general distribution to investors as evidenced by its being specified in Schedule A hereto, (ii) any “road show” that is a “written communication” within the meaning of the Securities Act and (iii) the Final Term Sheet. The Time of Sale Memorandum and the Offering Memorandum are collectively referred to as the “Offering Memorandums.” In addition, any reference to the Time of Sale Memorandum or the Offering Memorandum shall be deemed to refer to any documents incorporated by reference therein as of the date of such Time of Sale Memorandum or the Offering Memorandum, as the case may be. Any reference to

2.

any amendment or supplement to any Time of Sale Memorandum or the Offering Memorandum shall be deemed to refer to and include any document filed by the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the U.S. Securities and Exchange Commission (the “Commission”) after the date of such Time of Sale Memorandum or the Offering Memorandum, as the case may be, but prior to the date of such amendment or supplement, as and to the extent incorporated by reference in such Time of Sale Memorandum or the Offering Memorandum, as the case may be.
The Initial Purchaser has advised the Company that the Initial Purchaser will make offers to sell the Securities on the terms set forth in the Offering Memorandum, as amended or supplemented, solely to persons whom the Initial Purchaser reasonably believes to be (i) “qualified institutional buyers,” as defined in Rule 144A under the Securities Act (such persons referred to in clause (i) above, “QIBs,” and such sales referenced in clause (i), the “Exempt Resales”), (ii) institutional “accredited investors,” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, or (iii) individual “accredited investors,” as defined in Rule 501(a)(4), (5) or (6) under the Securities Act) (such persons referred to in clauses (ii) and (iii) above, “Accredited Investors,” and such sales referenced in clauses (ii) and (iii), the “Exempt Sales”). The QIBs and Accredited Investors are collectively referred to herein as “Eligible Purchasers.” The Initial Purchaser will offer the Securities to such Eligible Purchasers on the terms set forth in the Time of Sale Memorandum. Sales, if any, to Accredited Investors will be made by the Company directly to those Accredited Investors pursuant to a separate purchase agreement between the Company and such Accredited Investors dated as of the date hereof (the “Accredited Investor Purchase Agreement”), but the Initial Purchaser shall receive a placement agency fee for such sales as set forth therein.
The holders of the Securities will have registration rights with respect to the Securities and the Underlying Shares, as set forth in the registration rights agreement (the “Registration Rights Agreement”) to be dated as of the Closing Time (as defined below), by and among the Company and the Initial Purchaser for the benefit of the holders of the Securities and the Underlying Shares.
Section 1. Representations and Warranties.
(a) Representations and Warranties by the Company. The Company represents and warrants to the Initial Purchaser as of the date hereof as of 5:00 p.m., the Time of Sale, the Closing Time (as defined below) and any Additional Closing Time (as defined below), and agrees with the Initial Purchaser as follows:
(i) Time of Sale Memorandum and Offering Memorandum. Neither (A) the Time of Sale Memorandum, as of the Time of Sale, nor (B) any amendments or supplements to the Time of Sale Memorandum, as of the date of such amendment or supplement, nor (C) the Time of Sale Memorandum, as so amended or supplemented, if applicable, as of the Closing Time, nor (D) the Offering Memorandum, as of its date and as of the Closing Time, nor the Time of Sale Memorandum or Offering Memorandum as of any Additional Closing Time, in each instance, after giving effect to the filing by the Company with the Commission on April 29, 2010 of an amendment on Form 10-K/A to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2009, included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties in this subsection shall not apply to statements in or omissions from the Time of Sale Memorandum or the Offering Memorandum made solely in reliance upon and in conformity with written information furnished to the Company by the Initial Purchaser expressly for use therein. For purposes of this Agreement, the only information so furnished shall be (a) the information in the second paragraph under the heading “Where You Can Find More Information” in the Offering Memorandum, (b) the information in the first sentence in the sixth paragraph under the

3.

heading “Plan of Distribution” in the Offering Memorandums, (c) the information in the third sentence in the seventh paragraph under the heading “Plan of Distribution” in the Offering Memorandums and (d) the information in the last paragraph under the heading “Plan of Distribution” in the Offering Memorandums (collectively, the “Initial Purchaser Information”).
(ii) Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Time of Sale Memorandum and the Offering Memorandum, at the time such documents were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the Securities Act and the rules and regulations of the Commission thereunder (the “Securities Act Regulations”) or the Exchange Act and the rules and regulations of the Commission thereunder (the “Exchange Act Regulations”), as applicable.
(iii) Good Standing of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in each of the Offering Memorandums and to enter into and perform its obligations under the Operative Documents. The Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except where the failure to so qualify or to be licensed would not have a material adverse effect on the condition (financial or otherwise), business, earnings, properties, assets, results of operations or prospects of the Company and its Subsidiaries (as defined below) taken as a whole (a “Material Adverse Effect”).
(iv) Good Standing and Capitalization of Subsidiaries. Each subsidiary of the Company (each a “Subsidiary” and collectively, the “Subsidiaries”), which includes, without limitation, each significant subsidiary (as defined in Rule 1-02(w) of Regulation S-X) of the Company (the “Significant Subsidiaries”), which Significant Subsidiaries are listed on Exhibit A, has been duly incorporated, formed or organized and is validly existing as a corporation, limited liability company, or limited partnership (as the case may be) in good standing under the laws of the jurisdiction of its formation with all requisite corporate, limited liability company, or limited partnership (as applicable) power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandums. Each such Subsidiary is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except where the failure to so qualify or be licensed would not have a Material Adverse Effect. All of the issued and outstanding capital stock or other ownership interests of each such Subsidiary has been duly authorized and validly issued and is fully paid and non-assessable, and have been issued in compliance with all federal and state securities laws. The capital stock or other ownership interests of each such Subsidiary owned by the Company directly or through its Subsidiaries are owned free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity. None of the outstanding shares of capital stock of any wholly-owned Subsidiary and, to the knowledge of the Company, any other Subsidiary was issued in violation of the preemptive or similar rights of any securityholder of such Subsidiary.
(v) Independent Accountants. Ernst & Young LLP, the accountants who have certified the audited financial statements and supporting schedules of the Company incorporated by reference in the Offering Memorandums, are independent registered public accountants as required by the Securities Act, Securities Act Regulations, Exchange Act, Exchange Act Regulations and the Public Accounting Oversight Board.
(vi) Financial Statements. The financial statements and schedules, including the notes thereto, incorporated by reference in the Offering Memorandums present fairly in all material

4.

respects the combined financial position of the Company and its Subsidiaries presented therein as of and at the dates indicated, and the consolidated results of operations, shareowners’ equity and cash flows for the Company and its Subsidiaries for the periods specified. Such financial statements and schedules have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. The supporting schedules present fairly in all material respects the information required to be stated therein and in accordance with GAAP. The selected consolidated financial data included in the Offering Memorandums present fairly in all material respects the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included therein. No other financial statements or schedules would be required to be included in the Offering Memorandums if the financial statements and schedules incorporated by reference in the Offering Memorandums were included in a registration statement filed by the Company on Form S-1 under the Securities Act and the Securities Act Regulations on the respective dates of the Offering Memorandums. All disclosures contained in the Offering Memorandums regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply in all material respects with Regulation G under the Exchange Act and Item 10 of Regulation S-K of the Securities Act Regulations, to the extent applicable.
(vii) Absence of Certain Changes. Since the date as of which information is given in the Time of Sale Memorandum: (A) neither the Company nor any of its Subsidiaries have incurred any material liability or obligation, direct or contingent, nor entered into any material transaction not in the ordinary course of business; (B) the Company has not purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock other than ordinary and customary dividends stated in the Time of Sale Memorandum; (C) there has not been any change in the capital stock or material short-term debt or long-term debt of the Company and its Subsidiaries; and (D) the Company has not altered materially its method of accounting or the manner in which it keeps its accounting books and records
(viii) Material Adverse Effect. Neither the Company nor any Subsidiary has sustained since the date of the latest audited financial statements included in the Time of Sale Memorandum any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Time of Sale Memorandum. Since the date as of which information is given in the Time of Sale Memorandum, there has not been any (A) change in the capital stock or members’ equity, as applicable, or long-term debt of the Company or any of its Subsidiaries, or (B) Material Adverse Effect.
(ix) Capitalization. The authorized, issued and outstanding capital stock of the Company is as set forth under column entitled “Actual” under the heading “Capitalization” and conforms in all material respects to the description thereof under “Description of Capital Stock,” in each case as set forth in the Offering Memorandums or in the Registration Statement on Form S-1/A filed with the Commission on March 26, 2010, as such description is incorporated by reference in the Offering Memorandums. As of the date hereof and the Closing Time, the issued and outstanding capital stock of the Company will be in all material respects as set forth in the Time of Sale Memorandum. The outstanding shares of Common Stock and Preferred Stock and the other outstanding securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable, and have been issued in compliance with all federal and state securities laws. None of such outstanding shares of Common Stock or Preferred Stock or other outstanding securities were issued in violation of preemptive or other similar rights of any securityholder of the Company. There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities.

5.

(x) Authorization of Operative Documents. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Operative Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder, including, without limitation, to issue the Securities in accordance with the terms hereof. The Company’s execution and delivery of each of the Operative Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby (including, but not limited to, the sale and delivery of the Securities) have been duly authorized by all necessary corporate action on the part of the Company, and no further corporate action is required by the Company, its Board of Directors or its shareowners in connection therewith, including, without limitation, under the rules and regulations of the New York Stock Exchange (the “NYSE”). Each of the Operative Documents have been duly authorized, executed, and delivered by the Company.
(xi) Binding Obligation. Each of the Operative Documents, when duly executed and delivered in accordance with its terms by each of the parties thereto, will be the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general equitable principles, and except to the extent that the indemnification and contribution provisions may be limited by federal or state securities laws and public policy considerations in respect thereof. At the Closing Time, the Indenture will conform in all material respects to the requirements of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), under rules and regulations of the Commission applicable to an Indenture that it qualified thereunder.
(xii) Authorization of Securities. The Securities have been duly and validly authorized by the Company for issuance and sale to the Initial Purchaser pursuant to this Agreement and, when duly executed, issued, authenticated and delivered in accordance with the terms of the Indenture against payment therefor in accordance with the terms of this Agreement and the Indenture, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general equitable principles, and except to the extent that the indemnification and contribution provisions may be limited by federal or state securities laws and public policy considerations in respect thereof and will be in the form contemplated by, and entitled to the benefits of the Indenture.
(xiii) Authorization of Underlying Shares. Upon issuance and delivery of the Securities in accordance with this Agreement and the Indenture, the Securities will be convertible at the option of the holder thereof into shares of the Underlying Shares in accordance with the terms of the Securities and the Indenture. The Underlying Shares have been duly authorized and reserved for issuance upon such conversion by all necessary corporate action and such shares, when issued in accordance with the terms of the Indenture and the Securities, will be validly issued, fully paid and non-assessable, free and clear of all liens, encumbrances, equities or claims, and the issuance of the Underlying Shares will not be subject to any preemptive or similar rights, provided that the issuance of the Securities will entitle certain holders of the Company’s 12% Cumulative Participating Perpetual Convertible Preferred Stock to purchase up to approximately $1.9 million of 12% Convertible Senior Notes in accordance with the terms of that certain Registration Rights Agreement dated as of October 27, 2009 by and among the Company and such holders (the “Limited Preemptive Right”). The certificates to be used to evidence the Underlying Shares will comply in all material respects with all applicable legal requirements, the requirements of the charter and bylaws of the Company, and the requirements of the NYSE. No holder of Underlying Shares will be subject to personal liability solely by reason of being such a holder.

6.

(xiv) Description of Operative Documents. Each of the Operative Documents conforms in all material respects to the description thereof contained in each of the Offering Memorandums.
(xv) Absence of Defaults and Conflicts. Neither the Company nor any of its Subsidiaries is in (A) violation of its organizational documents, (B) material and adverse default (whether with or without the giving of notice or passage of time or both) in the performance or observance of any obligation, agreement, covenant or condition contained in any license, lease, indenture, mortgage, deed of trust, loan agreement, credit agreement, operating agreement, property management agreement, franchise agreement or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, (C) violation of any order of which the Company has been made aware in writing of any court, arbitrator or governmental body having jurisdiction over the Company or its properties or assets, or (D) violation of, or in receipt of written notice that it is in violation of, any statute, rule or regulation of any governmental authority applicable to the Company. The issuance and sale of the Securities by the Company, the issuance of the Underlying Shares by the Company, and the compliance by the Company with all of the provisions of the Operative Documents and all other transactions contemplated by the Operative Documents do not and will not: (A) conflict with, or result in any breach of, or constitute a default under nor constitute any event which (with notice, lapse of time, or both) would constitute a breach of or default under (i) any provisions of the charter or bylaws or other organizational documents of the Company or any Subsidiary, (ii) any provision of any license, lease, indenture, mortgage, deed of trust, loan agreement, credit agreement, operating agreement, property management agreement, franchise agreement or other agreement or instrument to which the Company or any Subsidiary is a party or by which any of them or their respective properties or assets may be bound or affected after giving effect to the use of proceeds as set forth in the Offering Memorandums, (iii) any law or regulation binding upon or applicable to the Company or any Subsidiary or any of their respective properties or assets (including, without limitation, the rules and regulations of the NYSE, except for fulfilling the shareowner notice requirements under the rules and regulations of the NYSE) or (iv) any decree, judgment or order applicable to the Company or any Subsidiary; or (B) except as contemplated in the Operative Documents, result in the creation or imposition of any lien, charge, claim or encumbrance upon any property or assets of the Company or any Subsidiary.
(xvi) Absence of Proceedings; Accuracy of Exhibits. There are no legal or governmental proceedings pending or, to the Company’s knowledge, threatened to which the Company or any of its Subsidiaries or any of their respective officers or directors is a party or to which any of the properties of the Company or any of its Subsidiaries is subject that would be required by applicable law or regulation to be described in the documents incorporated by reference in each of the Offering Memorandums that are not described in each of the Offering Memorandums or any affiliate transactions, off-balance sheet transactions, statutes, regulations, contracts, licenses, agreements, leases or other documents that would be required by applicable law or regulation to be described in the documents incorporated by reference in each of the Offering Memorandums that are not described in each of the Offering Memorandums.
(xvii) Possession of Intellectual Property. The Company and its Subsidiaries own or possess, or can acquire on reasonable terms, all material licenses, inventions, copyrights, know-how (including trade secrets and other confidential information, systems or procedures), trademarks, service marks, and trade names currently employed by them in connection with the business now operated by them, and neither the Company nor any of its Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing.
(xviii) Absence of Further Requirements. No consent, approval, authorization or order of, or filing, registration or qualification with, any governmental body or agency or body or any

7.

court is required for the execution, delivery, performance or consummation by the Company of its obligations under the Operative Documents, including the issuance and sale of the Securities to be issued and sold by the Company hereunder and the issuance of the Underlying Shares by the Company, except (A) such consents, approvals, authorizations, orders, filings, qualifications or registration as may be required by the securities or Blue Sky laws of the various states, (B) such consents, approvals, authorizations, orders, filings, qualifications or registration as will be obtained or completed by the Closing Time, (C) filings with the Commission and the NYSE to be made in connection with the issuance of the Underlying Shares and pursuant to the Registration Rights Agreement and orders or approvals related thereto, or (D) a Form D as may be required under federal securities laws.
(xix) Absence of Manipulation. Neither the Company nor any of its affiliates has taken, nor will the Company or any affiliate take, directly or indirectly, any action designed to, or which constituted, or might reasonably be expected to cause or result in, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.
(xx) Obligations to Issue Securities. Except for the Underlying Shares, shares reserved for issuance upon exercise of outstanding options under publicly disclosed option plans and shares reserved for convertible, exchangeable or exercisable securities disclosed in the Time of Sale Memorandum, no shares of capital stock of the Company or its Subsidiaries are reserved for any purpose. Except as described in the immediately preceding sentence or in the Time of Sale Memorandum, there are no outstanding (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for any capital stock, partnership interests, membership interests, or other equity interests, as the case may be, in the Company or any of its Subsidiaries, (B) options, rights (preemptive or otherwise, other than the Limited Preemptive Right) or warrants to purchase or subscribe for shares of Common Stock, Preferred Stock, or any other securities of the Company, or (C) obligations of the Company or any of its Subsidiaries to issue any such securities, options, rights or warrants.
(xxi) No Integration. There has been no sale, offer for sale, solicitation of an offer to buy or negotiation by the Company or any of its Subsidiaries in respect of any security that would be integrated with the offering of the Securities in a manner that would require the registration of the Securities under the Securities Act. When the Securities are issued and delivered pursuant to this Agreement and the Indenture, the Securities will not be of the same class (within the meaning of Rule 144A under the Securities Act) as securities of the Company that are listed on a national securities exchange registered under Section 6 of the Exchange Act or that are quoted in a United States automated inter-dealer quotation system.
(xxii) Possession of Licenses and Permits. Each of the Company and its Subsidiaries has all necessary licenses, authorizations, consents and approvals and has made all necessary filings required under any foreign, federal, state or local law, regulation or rule, and has obtained all necessary authorizations, consents and approvals from other persons, required in order to conduct its business as described in the Offering Memorandums, except where the failure to have such license, authorization, consent or approval or to make such filing would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation of, in default under, or has received any notice regarding a possible violation, default or revocation of any such license, authorization, consent or approval of any foreign, federal, state or local law, regulation or rule or any decree, order or judgment applicable to the Company or any Subsidiary, except where the failure to have such license, authorization, consent or approval or to make such filing would not have a Material Adverse Effect.
(xxiii) Title to Property. The Company and its Subsidiaries have good and marketable title in fee simple to, or a valid leasehold interest in, all real property described in the Offering Memorandums as owned by them (the “Company Properties”), and good and marketable title to all

8.

personal property owned by them that is material to the business of the Company, in each case free and clear of all liens, encumbrances, security interests and defects except such as are described in each of the Offering Memorandums or such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries; and any Company Properties, buildings and equipment held under lease by the Company and its Subsidiaries and described in each of the Offering Memorandums are held by them under valid, subsisting and enforceable leases (such leases, the “Company Leases”) with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is in default under any of the Company Leases, relating to, or any of the mortgages or other security documents or other agreements encumbering or otherwise recorded against, the Company Properties, and neither the Company nor any of its Subsidiaries knows of any event, which, but for the passage of time or the giving of notice, or both, would constitute a default under any of such documents.
(xxiv) Title Insurance. The Company or its Subsidiaries have either (A) an owner’s or leasehold title insurance policy, from a nationally recognized title insurance company licensed to issue such policy, on each of the Company Properties that insures the fee or leasehold interest, as the case may be, in the Company Properties, which policies include only commercially reasonable exceptions, and with coverage in amounts at least equal to amounts that are generally deemed in the Company’s industry to be commercially reasonable in the markets where the Company Properties are located, or (B) one or more lender’s title insurance policies insuring the lien of the mortgages encumbering the Company Properties with coverage, in the aggregate, equal to the maximum aggregate principal amount of indebtedness incurred by the Company or its Subsidiaries and secured by the Company Properties.
(xxv) Code Compliance. Each of the Company Properties complies in all material respects with all applicable codes, laws and regulations (including, without limitation, building and zoning codes, laws and regulations and laws relating to access to the Company Properties); and neither the Company nor any of its Subsidiaries has knowledge of any pending or threatened condemnation proceeding, zoning change or other proceeding or action.
(xxvi) Environmental Laws. Each of the Company and its Subsidiaries (A) is in compliance in all material respects with any and all applicable foreign, federal, state and local laws, regulations and rules relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (B) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business and (C) is in compliance with all terms and conditions of any such permit, license or approval. There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties).
The Company has received no notice of, and has no knowledge of, any occurrence or circumstance which, with notice or passage of time, or both, would give rise to a claim under or pursuant to any federal, state or local environmental statute or regulation or under common law, pertaining to Hazardous Materials (as defined below) on or originating from any of the Company Properties or arising out of the conduct of the Company, including, without limitation, a claim under or pursuant to any Environmental Statute (as defined below). None of the Company Properties is included or, to the Company’s knowledge, is proposed for inclusion on the National Priorities List issued pursuant to CERCLA (as defined below) by the U.S. Environmental Protection Agency or on any similar list or

9.

inventory issued pursuant to any other Environmental Statute or issued by any other governmental authority.
As used herein, “Hazardous Materials” shall include, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, toxic substances, or related materials, asbestos or any hazardous material as defined by any federal, state or local environmental law, ordinance, rule or regulation including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601-9675 (“CERCLA”), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801-1819, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901-6992K, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001-11050, the Toxic Substances Control Act, 15 U.S.C. Sections 2601-2671, the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136-136y, the Clean Air Act, 42 U.S.C. Sections 7401-7642, the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. Sections 1251-1387, the Safe Drinking Water Act, 42 U.S.C. Sections 300f-330j-26, and the Occupational Safety and Health Act, 29 U.S.C. Sections 651-678, as any of the above statutes may be amended from time to time, and in the regulations promulgated pursuant to each of the foregoing (individually, an “Environmental Statute”) or by any federal, state or local governmental authority having or claiming jurisdiction over any of the Company Properties and other assets described in the Offering Memorandums.
(xxvii) Absence of Labor Dispute. No material labor dispute with the employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Company, is imminent. The Company is not aware of any existing, threatened, or imminent labor disturbance by the employees of any of their principal suppliers, manufacturers, customers or contractors.
(xxviii) Mortgage Loans. The Company and its Subsidiaries are in compliance with all of their mortgage loans and all covenants therein, financial and otherwise.
(xxix) Property Improvement Plans. Neither the Company nor any of its Subsidiaries is subject to any material property improvement plan required by franchisors.
(xxx) Investment Company Act. Neither the Company nor any of its Subsidiaries is, or after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Offering Memorandums will be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Company Act”).
(xxxi) Insurance. The Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company believes are prudent and customary in the businesses in which they are engaged, and neither the Company nor any of its Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a similar cost.
(xxxii) Material Contracts. Except as set forth in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2009, the Company has not sent or received any communication regarding termination of, or intent not to renew, any of the material contracts or agreements referred to, described in or filed as an exhibit to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2009, or any other filing made by the Company with the Commission during the period from January 1, 2010 to the date immediately preceding the Closing Time (such filings, the “SEC Filings”), including, without limitation, any ground lease, franchise agreement or

10.

management agreement with respect to the Company Properties, and no such termination or non-renewal has been threatened by the Company or, to the Company’s knowledge, to any other party to such contract or agreement.
(xxxiii) Internal Control Over Financial Reporting. The Company and each of its Subsidiaries maintains a system of internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and such internal control over financial reporting is effective to perform the functions for which it was established.
(xxxiv) Registration Rights. There are no persons with registration or other similar rights to have any securities issued by the Company registered under the Securities Act except for (A) registration rights contained in agreements filed as exhibits to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2009, including exhibits incorporated by reference therein and (B) pursuant to the Registration Rights Agreement.
(xxxv) Compliance with the Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or its Subsidiaries, or directors or officers of the Company or any of its Subsidiaries in their capacity as such, to comply in all material respects with any applicable provision of the Sarbanes-Oxley Act of 2002, as amended, and the applicable rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”) including, without limitation, Section 402 related to loans, and Sections 302 and 906 related to certifications.
(xxxvi) Independent Directors. The members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board of Directors of the Company are “independent directors” within the meaning of the listing standards and rules of the NYSE, and, with respect to the Audit Committee, the Commission. All of the members of the Audit Committee are financially literate within the meaning of the listing standards and rules of the NYSE and at least one member of the Audit Committee is an “audit committee financial expert,” within the meaning of Item 401(h) of Regulation S-K promulgated under the Exchange Act.
(xxxvii) ERISA Liabilities. The Company does not have, and does not anticipate incurring, any material liabilities under the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder.
(xxxviii) Plan Assets. The assets of the Company and its Subsidiaries do not constitute “plan assets” of an ERISA regulated employee benefit plan.
(xxxix) Taxes. The Company and each of its Subsidiaries have accurately prepared and timely filed all federal, state and other tax returns and extensions (“Returns”) that are required to be filed by each such entity; all such Returns are true, correct and complete in all material respects; and all foreign, federal, state, county or local taxes, charges, fees, levies, fines, penalties or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental authority (including any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability), in each case, to the extent material (“Taxes”), shown in such Returns or on assessments

11.

received by the Company or any of its Subsidiaries or otherwise due and payable or claimed to be due and payable by any governmental authority, have been paid, except for any such tax, charge, fee, levy, fine, penalty or other assessment that (A) is currently being contested in good faith, or (B) is immaterial in amount. Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Return, which Return has not since been filed. Neither the Company nor any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns. No audits or other administrative proceedings or court proceedings are presently pending nor threatened against the Company or any of its Subsidiaries with regard to any Taxes or Returns of the Company or any of its Subsidiaries, and no taxing authority has notified the Company or any of its Subsidiaries in writing that it intends to investigate its tax affairs.
(xl) Litigation. Except as disclosed in each of the Offering Memorandums, there are no pending actions, suits or proceedings against or affecting the Company, any of its Subsidiaries or any of their respective properties that (a) if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) would materially and adversely affect the ability of the Company or its Subsidiaries to perform their respective obligations under the Operative Documents, or (c) are otherwise material in the context of the sale of the Securities; and no such actions, suits or proceedings are, to the knowledge of the Company, threatened or contemplated.
(xli) Proceeds. None of the proceeds received by the Company from the offering of the Securities will be used to further any action in violation or contravention of the U.S.A. Patriot Act or otherwise violate or contravene the rules, regulations, or policies of the U.S. Office of Foreign Assets Control.
(xlii) No Relationships. No material relationship, direct or indirect, exists between or among any of the Company, on the one hand, and the directors, officers, shareowners, customers or suppliers of the Company, on the other hand, which would be required pursuant to the regulations applicable to Form 10-K to be described in an annual report filed by the Company on Form 10-K with the Commission (if such Form 10-K were filed on the date hereof) which is not so described in each of the Offering Memorandums.
(xliii) Registration of Securities and Listing Approval. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and, prior to or upon the Closing Time, the Underlying Shares will be approved for listing on the NYSE, subject to official notice of issuance.
(xliv) Disclosure Controls. The Company maintains disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms and is accumulated and communicated to the Company’s management, including its Chief Executive Officer and its Chief Financial Officer, as appropriate to allow timely decisions regarding disclosure and such disclosure controls and procedures are effective to perform the functions for which they were established.
(xlv) Statistical and Market-Related Data. The statistical and market-related data included in each of the Offering Memorandums are based on or derived from sources which the Company believes to be reliable and accurate, and the Company has received all consents necessary to use such statistical and market-related data in the Offering Memorandums.

12.

(xlvi) Commission Comment Letters. There are no comments outstanding under any letters from the staff of the Commission relating to the Company’s filings with the Commission other than comments which (i) have been responded to by the Company and (ii) are not material to the Company.
(xlvii) No Registration. No registration under the Securities Act of the Securities is required for the sale of the Securities to the Initial Purchaser as contemplated hereby or for the Exempt Resales contemplated hereunder assuming (A) that the purchasers who buy the Securities in the Exempt Resales are QIBs and (B) the accuracy of the Initial Purchaser’s representations regarding the absence of general solicitation in connection with the sale of Securities to the Initial Purchaser and the Exempt Resales contained herein. No form of general solicitation or general advertising (as defined in Regulation D under the Securities Act) was used by the Company or any of its representatives in connection with the offer and sale of any of the Securities or in connection with Exempt Resales or Exempt Sales, including, but not limited to, articles, notices or other communications published in any newspaper, magazine, or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.
(xlviii) Rule 144A. Each of the Offering Memorandums as of their dates, contains the information specified in, and meets the requirements of, Rule 144A(d)(4) under the Securities Act.
(xlix) Regulations T, U and X. Neither of the execution, delivery and performance of this Agreement, nor the issuance and sale of the Securities, nor the issuance of the Underlying Shares, nor the application of the proceeds from the issuance and sale of the Securities, nor the consummation of the transactions contemplated thereby as set forth in each of the Offering Memorandums, will violate Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System or analogous foreign laws and regulations.
(l) Finder’s Fees. Except pursuant to this Agreement, there are no contracts, agreements or understandings between the Company or its Subsidiaries and any other person that would give rise to a valid claim against the Company or any of its Subsidiaries or the Initial Purchaser for a brokerage commission, finder’s fee or like payment in connection with the issuance, purchase and sale of the Securities or the Underlying Shares. The Company shall indemnify, pay, and hold the Initial Purchaser harmless against, any liability, loss or expense (including, without limitation, attorneys’ fees and out-of-pocket expenses) arising in connection with any such claim.
(li) Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.
(lii) Office of Foreign Assets Control. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, or affiliate of the Company or any of its Subsidiaries is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

13.

(liii) Foreign Corrupt Practices Act. Neither the Company nor any of the Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, or affiliate of the Company or any of the Subsidiaries, is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Company, the Subsidiaries and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
(liv) Reservation of Underlying Shares. The Company has reserved, and will continue to reserve, free of any preemptive or similar rights of shareowners of the Company, a number of unissued shares of Common Stock, sufficient to issue and deliver the Underlying Shares into which the Securities are convertible and has taken all such actions required and permitted to be taken to reserve for issuance all Underlying Shares issuable upon conversion of the Securities in accordance with their terms.
(lv) Application of Takeover Protections; Rights Agreements. The Company has not adopted any shareowner rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation or other organizational documents or the laws of the jurisdiction of its incorporation or otherwise which is or could become applicable to the Initial Purchaser solely as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and the Initial Purchaser’s ownership of the Securities.
(lvi) Shell Company Status. The Company is not, and has never been, an issuer identified in Rule 144(i)(1) of the Securities Act.
(b) Officer’s Certificates. Any certificate signed by any officer of the Company or any of its Subsidiaries delivered to the Initial Purchaser or to counsel for the Initial Purchaser shall be deemed a representation and warranty by the Company, or such Subsidiary, to the Initial Purchaser as to the matters covered thereby.
(c) Representations and Warranties by the Initial Purchaser. The Initial Purchaser represents, warrants, and covenants to the Company and agrees that:
(i) The Initial Purchaser will offer the Securities for sale solely to QIBs upon the terms and conditions set forth in this Agreement and the Offering Memorandums. The Initial Purchaser is a QIB, with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Securities.
(ii) The Initial Purchaser (A) is not acquiring the Securities with a view to any distribution thereof that would violate the Securities Act or the securities laws of any state of the United States or any other applicable jurisdiction and (b) will be reoffering and reselling the Securities

14.

only to QIBs in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A.
(iii) No form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) has been or will be used by the Initial Purchaser or any of its representatives in connection with the offer and sale of any of the Securities, including, but not limited to, articles, notices or other communications published in any newspaper, magazine, or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by a general solicitation or general advertising.
(iv) In connection with the Exempt Resales, the Initial Purchaser will solicit offers to buy the Securities only from, and will offer to sell the Securities only to, QIBs. The Initial Purchaser further (A) agrees that it will offer to sell the Securities only to, and will solicit offers to buy the Securities only from Eligible Purchasers that the Initial Purchaser reasonably believes are QIBs; (B) acknowledges and agrees that, in the case of such QIBs, that such Securities will not have been registered under the Securities Act and may be resold, pledged or otherwise transferred only (I) to a person whom the seller reasonably believes is a QIB purchasing for its own account or for the account of a QIB in a transaction meeting the requirements of Rule 144A under the Securities Act, (II) in a transaction meeting the requirements of Rule 144 under the Securities Act, (III) in accordance with another exemption from the registration requirements of the Securities Act, (IV) to the Company or any of its Subsidiaries, or (V) pursuant to an effective registration statement under the Securities Act and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction; and (C) acknowledges that it will notify any purchaser of the Securities of the resale restrictions set forth in clause (B) above.
The Initial Purchaser acknowledges that the Company and, for purposes of the opinions to be delivered to the Initial Purchaser pursuant to Section 5 hereof, counsel for the Company and counsel for the Initial Purchaser will rely upon the accuracy and truth of the foregoing representations and hereby consents to such reliance.
Section 2. Sale and Delivery to Initial Purchaser; Closing.
(a) Initial Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Initial Purchaser and the Initial Purchaser agrees to purchase from the Company, the Initial Securities at the purchase price set forth in Schedule B attached hereto.
(b) Option Securities. In addition, on the basis of the representations and warranties herein contained and upon the terms and subject to the conditions herein set forth, the Company hereby grants an option to the Initial Purchaser to purchase the Option Securities, at the purchase price set forth in Schedule B attached hereto. The option hereby granted will expire 45 days after the date hereof and may be exercised in whole or in part from time to time only for the purpose of covering overallotments made in connection with the offering and distribution of the Initial Securities upon notice by the Initial Purchaser to the Company setting forth the amount of Option Securities as to which the Initial Purchaser is then exercising the option and the time and date of payment and delivery for such Option Securities. Any such time and date of delivery (a "Date of Delivery”) shall be determined by the Initial Purchaser, but shall not be later than June 17, 2010, nor in any event prior to the Closing Time.
(c) Payment and Delivery. Payment for the Securities shall be made by wire transfer in immediately available funds to the account specified by the Company to the Initial Purchaser in the case of the Initial Securities, at the offices of Cooley LLP, at 10:00 a.m., New York City time, on

15.

May 7, 2010, or at such other time or place on the same or such other date, not later than the fifth business day thereafter, as the Initial Purchaser and the Company may agree upon in writing, or, in the case of the Option Securities, on the date and at the time and place specified by the Initial Purchaser in the written notice of the Initial Purchaser’s election to purchase such Option Securities. The time and date of such payment for the Initial Securities is referred to herein as the “Closing Time” and the time and date for such payment for the Option Securities, if other than the Closing Time, is herein referred to as the “Additional Closing Time”. Payment for the Securities to be purchased at the Closing Time or the Additional Closing Time, as the case may be, shall be made against delivery to the nominee of The Depository Trust Company (“DTC”), for the account of the Initial Purchaser of the Securities to be purchased on such date of one or more global securities representing the Securities (collectively, the “Global Note”), with any transfer taxes payable in connection with the sale of such Securities duly paid by the Company. The Global Note will be made available for inspection by the Initial Purchaser at the office of Cooley LLP not later than 10:00 a.m., New York City time, on the business day prior to the Closing Time or the Additional Closing Time, as the case may be.
Section 3. Covenants of the Company. The Company covenants with the Initial Purchaser as follows:
(a) Compliance with Securities Regulations and Commission Requests. The Company, subject to Section 3(b) hereof, will notify the Initial Purchaser promptly, and confirm the notice in writing (i) of the issuance by any securities commission of any stop order suspending the qualification or exemption from qualification of any Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceedings for such purposes by any securities commission or other regulatory authority and (ii) at any time prior to the completion of the initial resale by the Initial Purchaser of all of the Securities (which shall be the Closing Time unless the Company is notified otherwise by the Initial Purchaser by not later than the Closing Time), of the happening of any event that makes any statement of a material fact made in the Time of Sale Memorandum or the Offering Memorandum untrue or that requires the making of any additions to or changes in the Time of Sale Memorandum or the Offering Memorandum in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Company shall use its reasonable best efforts to prevent the issuance of any order suspending the qualification or exemption of any Securities under any securities or Blue Sky laws and, if at any time any securities commission or other regulatory authority shall issue an order suspending the qualification or exemption of any Securities under any securities or Blue Sky laws, the Company shall use its reasonable best efforts to obtain the withdrawal or lifting of such order at the earliest possible time.
(b) Filing of Amendments and Exchange Act Documents. At any time prior to the completion of the initial resale by the Initial Purchaser of all of the Securities (which shall be the Closing Time unless the Company is notified otherwise by the Initial Purchaser prior to the Closing Time), the Company will not amend or supplement the Offering Memorandums (other than pursuant to the filing of all reports required by the Exchange Act) unless the Initial Purchaser shall previously have been advised thereof and shall not have objected thereto within a reasonable time after being furnished a copy thereof. The Company shall promptly prepare or cause to be prepared, upon the Initial Purchaser’s request, any amendment or supplement to the Time of Sale Memorandum or the Offering Memorandum that may be necessary in connection with such Exempt Resales.
(c) Delivery of Offering Memorandum. The Company has delivered to the Initial Purchaser, without charge, as many copies of the Preliminary Offering Memorandum as the Initial Purchaser has reasonably requested and will deliver to the Initial Purchaser, without charge, as many copies of the Offering Memorandum as the Initial Purchaser may reasonably request, and the Company consents to the use of the Time of Sale Memorandum and the Offering Memorandum, and any

16.

amendments and supplements thereto required pursuant hereto, by the Initial Purchaser in connection with the Exempt Resales made in compliance with this Agreement.
(d) Continued Compliance with Securities Laws. If any event shall occur as a result of which, in the judgment of the Company or in the reasonable opinion of counsel for the Company or counsel for the Initial Purchaser, it becomes necessary to amend or supplement the Time of Sale Memorandum or the Offering Memorandum in order to make the statements therein, in the light of the circumstances when such Time of Sale Memorandum or Offering Memorandum is delivered to Eligible Purchasers, not misleading, or if it is necessary to amend or supplement the Time of Sale Memorandum or the Offering Memorandum to comply with applicable law, (i) to notify the Initial Purchaser (ii) forthwith to prepare an appropriate amendment or supplement to such Time of Sale Memorandum or the Offering Memorandum so that the statements therein as so amended or supplemented will not, in the light of the circumstances when it is so delivered, be misleading, or so that such Time of Sale Memorandum or the Offering Memorandum will comply with applicable law. If the Time of Sale Memorandum is being used to solicit offers to buy the Securities at a time when the Offering Memorandum is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Memorandum in order to make the statements therein, in the light of the circumstances, not misleading, or if, in the opinion of counsel for the Initial Purchaser, it is necessary to amend or supplement the Time of Sale Memorandum to comply with applicable law, forthwith to prepare and furnish to the Initial Purchaser upon request, either amendments or supplements to the Time of Sale Memorandum so that the statements in the Time of Sale Memorandum as so amended or supplemented will not, in the light of the circumstances when delivered to a prospective purchaser, be misleading or so that the Time of Sale Memorandum, as amended or supplemented, will comply with applicable law.
(e) Blue Sky Qualifications. The Company will use its reasonable best efforts, in cooperation with the Initial Purchaser, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions as the Initial Purchaser may designate and to maintain such qualifications in effect for a period of not less than one year from the date hereof; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. The Company will also supply the Initial Purchaser with such information as is necessary for the determination of the legality of the Securities for investment under the laws of such jurisdictions as the Initial Purchaser may request.
(f) Integration. The Company will not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the sale to the Initial Purchaser or the Eligible Purchasers of the Securities or to take any other action that would result in the Exempt Resales not being exempt from registration under the Securities Act.
(g) General Solicitation. The Company will not solicit any offer to buy or offer to sell the Securities by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.
(h) Rule 144 Information. For so long as any of the Securities remain outstanding and during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company will make available to any holder or beneficial owner of Securities in connection with any

17.

sale thereof and any prospective purchaser of such Securities from such holder or beneficial owner, the information required by Rule 144A(d)(4) under the Securities Act.
(i) Regulation M. The Company will not take any action prohibited by Regulation M under the Exchange Act in connection with the distribution of the Securities contemplated hereby.
(j) PORTAL. The Company will use its commercially reasonable best efforts to assist the Initial Purchaser in effecting the inclusion of the Securities in The PORTALSM Market and to obtain approval of the Securities by DTC for “book-entry” transfer.
(k) Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Securities substantially in the manner specified in the Time of Sale Memorandum under “Use of Proceeds.”
(l) Listing. The Company will use its commercially reasonable best efforts to promptly effect the listing of the Underlying Shares on the NYSE.
(m) Restriction on Sale of Securities. During a period of 90 days from the date of the Offering Memorandum, the Company will not, without the prior written consent of the Initial Purchaser, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any share of Common Stock or other security of the Company or any of its Subsidiaries or any security convertible into or exercisable or exchangeable for Common Stock or other securities of the Company or any of its Subsidiaries or file any registration statement under the Securities Act (other than a Registration Statement on Form S-8 or filed pursuant to the Registration Rights Agreement or in satisfaction of any outstanding registration right referenced in the Offering Memorandums) with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (A) any Securities to be sold by the Company hereunder, (B) issuances of equity incentive awards pursuant to the Company’s equity incentive plans, (C) issuance of any Underlying Shares upon conversion of Securities, (D) the issuance of any Common Stock or other securities upon the exercise of any outstanding options or warrants or upon the conversion of the Company’s 12% Cumulative Participating Perpetual Convertible Preferred Stock, (E) issuances of any equity awards pursuant to an employment agreement or arrangement or equity compensation plan approved by the Company’s Board of Directors, (F) any securities of the Company and/or any Subsidiary issued in connection with any merger, acquisition, joint venture or other strategic transaction approved by the Company’s Board of Directors, or (G) any securities of the Company or any Subsidiary issued, pledged or hypothecated in connection with any credit facility entered into by the Company and/or any Subsidiary.
(n) Sarbanes-Oxley Act. The Company will comply with all applicable securities and other applicable laws, rules and regulations, including, without limitation, the Sarbanes-Oxley Act, and use its reasonable best efforts to cause the Company’s directors and officers, in their capacities as such, to comply with such laws, rules, and regulations, including, without limitation, the provisions of the Sarbanes-Oxley Act.
(o) Available Shares. The Company will reserve and keep available at all times, free of preemptive rights and other similar rights, but subject to the Limited Preemptive Right, a sufficient

18.

number of shares of Common Stock for the purpose of enabling the Company to satisfy any obligations to issue the Underlying Shares.
(p) Transfer Agent. The Company will maintain a transfer agent and, if necessary under the jurisdiction of incorporation of the Company, a registrar for the Common Stock.
(q) Investment Company. The Company will take such steps as shall be necessary to ensure that the Company does not become an “investment company” as such term is defined under the Investment Company Act.
(r) Usury Laws. The Company will not voluntarily claim the benefit of any usury laws against the holders of any Securities.
(s) DTC. The Company will comply in all material respects with its agreements set forth in the representation letter to DTC relating to the approval of the Securities by DTC for “book-entry” transfer.
(t) Further Assurances. The Company will use its reasonable best efforts to do and perform all things to be done or performed under this Agreement by it prior to or after the Closing Time and to satisfy all conditions precedent on its part to the delivery of the Securities.
Section 4. Payment of Expenses.
(a) Expenses. The Company will reimburse the Initial Purchaser at the Closing Time for all reasonable, documented expenses incurred by the Initial Purchaser in carrying out the terms of this Agreement, including but not limited to travel, telephone, facsimile, courier and disbursements, and any legal expenses and disbursements payable to the Initial Purchaser’s counsel in connection with the preparation of and transactions contemplated by the Offering Memorandum; provided, however, that notwithstanding the foregoing or anything else set forth in this Agreement to the contrary, under no circumstances whatsoever shall the Company be obligated to reimburse the Initial Purchaser for any expenses incurred by the Initial Purchaser pursuant to this Agreement, or otherwise in connection with the transactions contemplated by this Agreement or the Offering Memorandum, in excess of Two Hundred Thousand Dollars ($200,000) in the aggregate (the “Expense Cap”).
(b) Termination of Agreement. If this Agreement is terminated by the Initial Purchaser in accordance with the provisions of Section 5 or 11 hereof, the Company shall reimburse the Initial Purchaser for all of its reasonable out of pocket expenses, including the reasonable fees and disbursements of counsel for the Initial Purchaser, subject in all instances, however, to the Expense Cap.
Section 5. Conditions of Initial Purchaser’s Obligations. The obligations of the Initial Purchaser hereunder are subject to the accuracy of the representations and warranties of the Company contained in Section 1 hereof or in certificates of any officer of the Company or any Subsidiary of the Company delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:
(a) Opinion of Counsel for Company. At the Closing Time, the Initial Purchaser shall have received the opinion, dated as of the Closing Date, of Zukerman Gore Brandeis & Crossman, LLP, counsel for the Company, substantially in the form attached as Exhibit B hereto, subject to customary qualifications, and such other opinions as the Initial Purchaser may reasonably request. With respect to this Section 5(a), Zukerman Gore Brandeis & Crossman, LLP may state that its beliefs are based upon its participation in the preparation of the Offering Memorandums and any amendments or

19.

supplements thereto and review and discussion of the contents thereof, but are without independent check or verification, except as specified.
(b) Opinion of Counsel for Initial Purchaser. At the Closing Time, the Initial Purchaser shall have received the opinion, dated as of the Closing Date, of Cooley LLP, counsel for the Initial Purchaser, in form and substance satisfactory to the Initial Purchaser. With respect to this Section 5(b), Cooley LLP may state that its beliefs are based upon its participation in the preparation of the Offering Memorandums and any amendments or supplements thereto and review and discussion of the contents thereof, but are without independent check or verification, except as specified.
(c) Officers’ Certificate. At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Offering Memorandum or the Time of Sale Offering Memorandum, (i) any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating according any of the Company’s securities by any “nationally recognized statistical rating organization,” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act, (ii) any adverse change, or any development involving a prospective adverse change, in the condition, financial or otherwise, or in the earnings, assets, business affairs, business prospects, or operations of the Company and its Subsidiaries, taken as a whole, or in the fee, ground lease, and mortgage interests, in the properties which the Company and its Subsidiaries will own and/or operate as of the Closing Time, whether or not arising in the ordinary course of business, which would be material to the Company and its Subsidiaries, taken as a whole, (iii) transactions or acquisitions entered into by the Company or any of its Subsidiaries, other than those in the ordinary course of business which would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (iv) any dividend or distribution of any kind, declared, paid or made by the Company on any class of its capital stock, or (v) any change in the capital stock of the Company or any increase in indebtedness of Company or any of its Subsidiaries or in the indebtedness encumbering the properties which the Company and its Subsidiaries will own and/or operate as of the Closing Time, which would reasonably be expected to have a Material Adverse Effect, and the Initial Purchaser shall have received a certificate of the chief financial or chief accounting officer of the Company, dated as of the Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the statements above are true and correct as of the Closing Time, (iii) the representations and warranties in Section 1(a) hereof are true and correct with the same force and effect as though expressly made at and as of the Closing Time, and (iv) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time.
(d) Officers’ Certificates Regarding Financials. The Initial Purchaser shall have received from the Company certificates, dated as of the Closing Time, from each of the (i) Chief Executive Officer and (ii) Chief Accounting Officer or Interim Chief Financial Officer of the Company in the form of such certificates as delivered by such officers, and agreed upon by the Initial Purchaser, on the date of this Agreement.
(e) Accountant’s Comfort Letter. Prior to the time of the execution of this Agreement, the Initial Purchaser shall have received from Ernst & Young LLP a letter dated such date, in form and substance satisfactory to the Initial Purchaser, together with signed or reproduced copies of such letter for the Initial Purchaser containing statements and information of the type ordinarily included in accountants’ “comfort letters” to initial purchasers in offerings of securities made pursuant to Rule 144A with respect to the financial statements and certain financial information contained in the Offering Memorandums.

20.

(f) Bring-down Comfort Letter. On the Closing Date, the Initial Purchaser shall have received from Ernst & Young LLP a letter, dated as of the Closing Date, to the effect that they reaffirm the statements made in the letter furnished pursuant to Section 5(d) hereof, except that the specified date referred to shall be a date not more than three business days prior to the Closing Date.
(g) Approval of Listing. At the Closing Time, the Underlying Shares shall have been approved for listing on the NYSE, subject only to official notice of issuance.
(h) Additional Documents. At the Closing Time, counsel for the Initial Purchaser shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities and authorization of the Underlying Shares as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be satisfactory in form and substance to the Initial Purchaser and counsel for the Initial Purchaser.
(i) Indenture. The Company and the Trustee shall have entered into the Indenture.
(j) Registration Rights Agreement. The Company and the Initial Purchaser shall have entered into the Registration Rights Agreement.
(k) Termination of Agreement. If any condition specified in this Section 5 shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Initial Purchaser by notice to the Company at any time at or prior to the Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 hereof and except that Sections 1, 6, 7 and 8 hereof shall survive any such termination and remain in full force and effect.
Section 6. Indemnification.
(a) Indemnification of Initial Purchaser. The Company agrees to indemnify and hold harmless the Initial Purchaser, its affiliates, as such term is defined in Rule 501(b) under the Securities Act (each, an “Affiliate”), the selling agents of the Initial Purchaser and each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, as follows:
(i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum or the Offering Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission;
(iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Initial Purchaser, as applicable), reasonably incurred in

21.

investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;
provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made solely in reliance upon and in conformity with the Initial Purchaser Information.
(b) Indemnification of Company, Directors, and Officers. The Initial Purchaser agrees to indemnify and hold harmless the Company, its directors and officers, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 6(a) hereof, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Preliminary Offering Memorandum (or any amendment or supplement thereto) or the Offering Memorandum (or any amendment or supplement thereto) solely in reliance upon and in conformity with the Initial Purchaser Information.
(c) Actions against Parties; Notification. Each indemnified party shall give notice promptly in writing to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. Upon the request of the indemnified party, the indemnifying party shall retain counsel reasonably satisfactory to the indemnified party. In the case of parties indemnified pursuant to Section 6(a) hereof, counsel to the indemnified parties shall be selected by the Initial Purchaser and, in the case of parties indemnified pursuant to Section 6(b) hereof, counsel to the indemnified parties shall be selected by the Company. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.
(d) Settlement without Consent if Failure to Reimburse. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement of judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have

22.

requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by Section 6(c) hereof, such indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.
Section 7. Contribution. If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Initial Purchaser, on the other hand, from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Initial Purchaser, respectively, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.
The relative benefits received by the Company, on the one hand, and the Initial Purchaser, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses, but exclusive of accrued interest amounts), as described under the heading “Use of Proceeds” in the Offering Memorandum bear to the aggregate original principal amount of the Securities as set forth on the cover of the Offering Memorandum.
The relative fault of the Company, on the one hand, and the Initial Purchaser, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Initial Purchaser and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
The Company and the Initial Purchaser agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above in this Section 7. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.
Notwithstanding the provisions of this Section 7, the Initial Purchaser shall not be required to contribute any amount in excess of the amount by which the total price at which the Securities purchased by it and resold by it pursuant to the terms and conditions of this Agreement exceeds the amount of any damages which the Initial Purchaser has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

23.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
For purposes of this Section 7, each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and the Initial Purchaser’s Affiliates and selling agents shall have the same rights to contribution as the Initial Purchaser, and each director and officer of the Company and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company.
Section 8. Representations, Warranties and Agreements to Survive. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its Subsidiaries submitted pursuant hereto, shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of (A) the Initial Purchaser or any of its Affiliates, selling agents, officers or directors, or any person controlling the Initial Purchaser, or (B) the Company or any of its Affiliates and (ii) delivery of and payment for the Securities.
Section 9. Termination of Agreement.
(a) Termination; General. The Initial Purchaser may terminate this Agreement, by notice to the Company, at any time at or prior to Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Offering Memorandums (exclusive of any supplement thereto), any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its Subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case, the effect of which is such as to make it, in the judgment of the Initial Purchaser, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the NYSE, or if trading generally on the NYSE has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, FINRA, or any other governmental authority, or (iv) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (v) if a banking moratorium has been declared by either Federal or New York authorities.
(b) Liabilities. If this Agreement is terminated pursuant to this Section 9, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 6, 7, 8 and 9 shall survive such termination and remain in full force and effect.
Section 10. Default by the Initial Purchaser. If the Initial Purchaser shall fail at the Closing Time to purchase the Securities that it is obligated to purchase hereunder, then this Agreement shall terminate without liability on the part of any non-defaulting party; provided, however, that the provisions of Sections 1, 4, 6, 7, 8 and 11 shall remain in full force and effect. No action taken pursuant to this Section 10 shall relieve the Initial Purchaser from liability, if any, in respect of such default.

24.

Section 11. Default by the Company. If the Company shall fail at the Closing Time to sell the Securities that it is obligated to sell hereunder, then this Agreement shall terminate without any liability on the part of any non-defaulting party; provided, however, that the provisions of Sections 1, 4, 6, 7, 8 and 11 shall remain in full force and effect. No action taken pursuant to this Section 11 shall relieve the Company from liability, if any, in respect of such default.
Section 12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Initial Purchaser shall be directed to the Initial Purchaser at JMP Securities LLC, 600 Montgomery Street, Suite 1100, San Francisco, California 94111, Facsimile: (415) 835-8920, Attention: Kent Ledbetter, David Fullerton, Anthony Wayne and Stephanie Shum, with a copy to Cooley LLP, 101 California Street, Fifth Floor, San Francisco, California 94111, Facsimile: (415) 693-2222, Attention: Gian-Michele a Marca, Esq.; notices to the Company shall be directed to Grubb & Ellis Company, 1551 North Tustin Avenue, Suite 300, Santa Ana, California 92705, Facsimile: (714) 918-9170, Attention: Thomas D’Arcy, President and Chief Executive Officer, with a copy to: Zukerman Gore Brandeis & Crossman, LLP, 875 Third Avenue, New York, New York 10022, Facsimile: (212) 223-6433, Attention: Clifford A. Brandeis, Esq. and Joseph E. Maloney, Esq.
Section 13. No Advisory or Fiduciary Relationship. The Company acknowledges and agrees that (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the Initial Purchaser, on the other hand, (b) in connection with the purchase and sale of the Securities pursuant to this Agreement and the process leading to such transaction the Initial Purchaser is and has been acting solely as a principal and is not the agent or fiduciary of the Company or its shareowners, creditors, employees, or any other party, (c) the Initial Purchaser has not assumed and will not assume any advisory or fiduciary responsibility in favor of the Company with respect to the purchase and sale of the Securities pursuant to this Agreement or the process leading thereto (irrespective of whether the Initial Purchaser has advised or is currently advising the Company on other matters) and the Initial Purchaser has no obligation to the Company with respect to the purchase and sale of the Securities pursuant to this Agreement except the obligations expressly set forth in this Agreement, (d) the Initial Purchaser and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, and (e) the Initial Purchaser has not provided any legal, accounting, regulatory, or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.
Section 14. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Initial Purchaser with respect to the subject matter hereof.
Section 15. Parties. This Agreement shall each inure to the benefit of and be binding upon the Initial Purchaser, the Company, and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchaser, the Company, and their respective successors and the controlling persons and officers and directors referred to in Sections 6 and 7 hereof and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchaser, the Company, and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm, or corporation. No Eligible Purchaser shall be deemed to be a successor by reason merely of such purchase.

25.

Section 16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
Section 17. Time. Time shall be of the essence of this Agreement. Except as otherwise set forth herein, specified times of day refer to New York City time.
Section 18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.
Section 19. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of this Agreement.
[Signature page follows.]

26.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Initial Purchaser and the Company in accordance with its terms.

Very truly yours,

Grubb & Ellis Company

By:	/s/ Thomas P. D’Arcy

Name:	Thomas P. D’Arcy

Title:	Chief Executive Officer and President

Confirmed And Accepted,
as of the date first above written:
JMP Securities LLC

By:	/s/ David Fullerton

Name:	David Fullerton

Title:	MD
[Signature Page to Purchase Agreement]

Schedule A
ADDITIONAL TIME OF SALE INFORMATION
None

Schedule B
1. The purchase price for the Securities to be paid by the Initial Purchaser shall be the sum of (a) 95% of the original principal amount of the Securities plus (b) accrued interest on the Securities from May 7, 2010.

Schedule C
FINAL TERM SHEET

Exhibit 10.2
CONSULTING AND SEPARATION AGREEMENT AND
GENERAL RELEASE OF ALL CLAIMS
This Separation Agreement and General Release of all Claims (“Agreement”) is made by and between Richard Pehlke (“Employee”) and Grubb & Ellis Company (“Grubb & Ellis”) (collectively, the “Parties”).
1.    Separation From Employment. Grubb & Ellis Acknowledges employees’ resignation as the Chief Financial Officer and from all officer positions within Grubb & Ellis and its subsidiaries effective at the close of business on May 3, 2010 (the “Resignation Date”). Employee agrees to relinquish all Officer titles and responsibilities but, continue on in a consulting capacity until such time that Employee notifies Grubb & Ellis that he has obtained other employment or December 31, 2010, whichever is sooner (the “Termination Date”) at which time Employee’s employment will be terminated from all employment with Grubb & Ellis. During the consultancy period Employee shall provide strategic and financial advice to the senior executives of the Company at the direction of the CEO. Such consultancy services shall include but not limited to business development opportunities, financial review and advice or other duties as directed by the CEO. Employee will be available during normal business hours on a reasonable basis during the consultancy period. If Employee is required to travel for Company related activities Employee will continue to be reimbursed for all business travel expenses in accordance with the Company’s standard practices. On the Resignation Date, all previous compensation for Employee will cease and payments as outlined in Paragraph 4 will begin.
2.    Resolution of Disputes. The Parties have entered into this Agreement as a way of severing the employment relationship between them and amicably settling any potential disputes (the “Disputes”) concerning Employee’s employment with Grubb & Ellis or termination from Grubb & Ellis. The Parties desire to resolve the above referenced Disputes and all issues raised by the Disputes, without the further expenditure of time or the expense of contested litigation. Additionally, the Parties desire to resolve any known or unknown claims as more fully set forth below. For these reasons, they have entered into this Agreement.
3.    Termination of Employment Benefits. Employee represents, understands and agrees that Employee’s active employment with Grubb & Ellis ended on the Termination Date as specified above, that Employee will not otherwise demand further employment with Grubb & Ellis, and that Employee will no longer be covered by or eligible for any benefits under any Grubb & Ellis employee benefit plan in which employee currently participates, except as otherwise noted herein. Employee’s health benefits coverage will continue through the December 31, 2010 and will terminate January 1, 2011. If Employee terminates prior to December 31, 2010, Employee benefits will terminate at the end of the month in which termination occurs. Employee will receive by separate cover information regarding Employee’s rights to health insurance continuation under COBRA and any Grubb & Ellis 401(k) Plan benefits. As of the Termination Date, Employee shall not be entitled to any of the rights and privileges established for Grubb & Ellis’s employees except as otherwise provided in this Agreement.

4.    Payment. In return for Employee’s execution of and compliance with this Agreement, including the releases that form a material part of this Agreement, Grubb & Ellis shall provide Employee with certain separation benefits (see below) to which Employee would not otherwise be entitled:
a.	Grubb & Ellis shall pay Employee;
i.
$200,000 ( Two Hundred Thousand Dollars) on July 1, 2010, subject to deductions for state and federal withholding tax, social security and other employee taxes and payroll deductions. This payment represents the second installment of Employee’s 2009 Special Bonus Payment.

ii.
$400,000 (Four Hundred Thousand Dollars) subject to deductions for state and federal withholding tax, social security and other employee taxes and payroll deductions. This payment shall be made in equal semi-monthly installments beginning with the next pay period after the Effective Date of this Agreement (as defined in paragraph 13) and ceasing as of December 31, 2010. If Employee discontinues his work as a consultant for any reason prior to December 31, 2010, the semi-monthly payments will terminate effective on the Termination Date.

iii.
$37,981 (Thirty —Seven Thousand Nine Hundred Eighty-One Dollars) subject to deductions for state and federal withholding tax, social security and other employee taxes and payroll deductions. This payment represents Employees accrued but unused PTO balance and will be paid at time of termination in accordance with the final wage laws in the State of IL.

After Grubb & Ellis has completed processing its payroll for this calendar year, Grubb & Ellis will issue to Employee an IRS Form W-2 which will include the payment.
b.    Grubb & Ellis makes no representations regarding the taxability or legal effect of the payment described in this paragraph, and Employee is not relying on any statement or representation of Grubb & Ellis in this regard. Employee will be solely responsible for the payment of any taxes and penalties assessed on the payment and will defend, indemnify and hold Grubb & Ellis free and harmless from and against any claims relating to the taxability, if any, of the payment.
5.    Releases. In consideration of and in return for the promises and covenants undertaken in this Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, except as noted below, Employee does hereby acknowledge full and complete satisfaction of and does hereby release, absolve and discharge Grubb & Ellis and each of Grubb & Ellis’s predecessors, parents, subsidiaries, affiliates, associates, owners, divisions, related companies and business concerns, past and present, and each of them, as well as each of their partners, trustees, directors, officers, shareholders, agents, attorneys, servants and employees, past and present, and each of them (collectively referred to as “Releasees”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, grievances, wages, vacation or PTO payments, severance payments, obligations, commissions, overtime payments, debts, profit sharing claims, expenses, damages, judgments, orders and liabilities of whatever kind or nature in state or federal law, equity or otherwise, whether known or unknown to Employee (collectively, the “Claims”), which Employee now owns or holds or has at any time owned or held as against Releasees, or any of them, including specifically but not exclusively and without limiting the generality of the foregoing, any and all Claims known or unknown, suspected or unsuspected: (1) arising out of Employee’s employment with Grubb & Ellis or termination of that employment; or (2) arising out of or in any way connected with any claim, loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of Releasees, or any of them, committed or omitted on or before the date this Agreement is executed by Employee. Also, without limiting the generality of the foregoing, Employee specifically releases Releasees from any claim for attorneys’ fees. EMPLOYEE ALSO SPECIFICALLY AGREES AND ACKNOWLEDGES EMPLOYEE IS WAIVING ANY RIGHT TO RECOVERY BASED ON STATE OR FEDERAL AGE, SEX, PREGNANCY, RACE, COLOR, NATIONAL ORIGIN, MARITAL STATUS, RELIGION, VETERAN STATUS, DISABILITY, SEXUAL ORIENTATION, MEDICAL CONDITION OR OTHER ANTI-DISCRIMINATION LAWS, INCLUDING, WITHOUT LIMITATION, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE EQUAL PAY ACT, THE AMERICANS WITH DISABILITIES ACT, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, THE WORKER ADJUSTMENT RETRAINING AND NOTIFICATION ACT, THE FAIR LABOR STANDARDS ACT, THE ILLINOIS HUMAN RIGHTS ACT, 775 ILCS 5/ et. seq.; THE CONSTITUTION OF THE STATE OF ILLINOIS, THE ILLINOIS WAGE PAYMENT AND COLLECTION ACT, 820 ILCS 115/ et. seq.; THE ILLINOIS MINIMUM WAGE LAW, 820 ILCS 105/4 et. seq.; THE STATUTORY PROVISION PROHIBITING DISCRIMINATION AND/OR RETALIATION UNDER SECTION 4(H) OF THE ILLINOIS WORKERS’ COMPENSATION ACT, 820 ILCS 305/et. seq.; AND SIMILAR DOCTRINES WHICH ARE JUDICIALLY-RECOGNIZED EXCEPTIONS TO THE EMPLOYMENT-AT-WILL DOCTRINE IN ILLINOIS, AND ALL OTHER STATE LAWS, ALL AS AMENDED, WHETHER SUCH CLAIM BE BASED UPON AN ACTION FILED BY EMPLOYEE OR BY A GOVERNMENTAL AGENCY. Employee acknowledges and agrees that Employee has been properly paid for all hours worked, that Employee has not suffered any on-the job injury for which Employee has not already filed a claim, that Employee has been properly provided any leave of absence because of Employee’s, or a family member’s, serious health condition, and that Employee has not been subjected to any improper treatment, conduct or actions due to or related to Employee’s request, if any, or Employee’s taking of, any leave of absence because of Employee’s own, or a family member’s serious health condition.
This Release does not apply to any claim that, as a matter of law cannot be released, including but not limited to claims for unemployment insurance benefits and/or workers’ compensation claims. This Release also does not preclude Employee from filing suit to challenge Grubb & Ellis’s compliance with the waiver requirements of the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act. This Agreement does not include rights or claims that may arise after the date Employee executes this Agreement.

Except as described below, Employee agrees and covenants not to file any suit, charge, or complaint against Releasees in any court or administrative agency, with regard to any claim, demand, liability or obligation arising out of Employee’s employment with Grubb & Ellis, or separation there from. Employee further represents that no claims, complaints, charges, or other proceedings are pending in any court, administrative agency, commission or other forum relating directly or indirectly to your employment with, or separation from, Grubb & Ellis. Nothing in this Agreement shall be construed to prohibit Employee from filing a charge with the Equal Employment Opportunity Commission (“Commission”) and/or National Labor Relations Board (“NLRB”) or other federal, state, or local agency or participating in any investigation or proceeding conducted by such administrative agencies. However, Employee is waiving any claim Employee may have to receive monetary damages in connection with any Commission and/or NLRB or other agency proceeding concerning matters covered by this Agreement.
6.    Non-Disparagement. Employee agrees that Employee will not in any way disparage the name or reputation of Grubb & Ellis, including: (1) Employee agrees not to make any derogatory or negative remarks about Grubb & Ellis; (2) Employee agrees not to make any negative or derogatory remarks about the Releasees; and (3) Employee agrees not to make any remarks about any disputes Employee has had with Grubb & Ellis or Releasees.
7.    Non-Solicitation/Non-Raid. Employee herby expressly acknowledges, agrees and reaffirms that the provision set forth in Section 7(a) and 7(b) set forth in Employee’s Employment Agreement Dated February 9, 2007 are and still remain in full force and effect in accordance with their respective terms.
8.    Return of Grubb & Ellis Information/Documentation. Employee agrees that on the Termination Date employee shall return all Grubb & Ellis information, including but not limited to any confidential information, and all copies of such information to Grubb & Ellis, and Employee shall destroy all extracts, memoranda, notes, spreadsheets and any other material prepared by Employee or Grubb & Ellis based upon Grubb & Ellis confidential information. Grubb & Ellis information includes, but is not limited to, all information, equipment, books, files, reports, records, employee lists, correspondence, materials, and other documents including all reproductions, that may be considered to be property of Grubb & Ellis or that contain proprietary information, whether in paper, magnetic, electronic, or other form, that Employee has relating to the Company’s practices, procedures, trade secrets, financial and accounting information, client lists, client information, client billing and payment information, or marketing of Grubb & Ellis’ services.
9.    Confidentiality.
Employee agrees: (1) the terms and conditions of this Agreement; and (2) any and all actions taken by Releasees in accordance with this Agreement, are confidential, and shall not be disclosed, discussed or revealed by any of them to any other person or entity except Employee’s immediate family, attorney and/or accountant. Nothing in this paragraph is intended to restrict either Party or his/her/its agents from disclosing any provision of this Agreement to any taxing authority or to any tax advisor to such Party. Should Employee at any time be served with a subpoena under which Employee would arguably be required to disclose any of the confidential information covered by this Agreement, then Employee shall immediately contact Grubb & Ellis’s Senior Vice President, Human Resources, so that Grubb & Ellis shall have adequate time to take those steps necessary to prevent disclosure.

Employee understands that Grubb & Ellis would not have entered in to this Agreement without the agreement of Employee to treat the terms of this Agreement confidentially. Employee agrees to, in the event of a breach of this provision, it would be impractical or extremely difficult to fix actual damages, and therefore agrees that in the event of a breach, Employee shall pay to Grubb & Ellis, as liquidated damages and not as a penalty, the sum of $20,000.00 (Twenty Thousand Dollars and No Cents) per breach, which represents reasonable compensation for the loss incurred because of such breach. In an action to enforce this liquidated damages provision, the prevailing party shall be entitled to recover Grubb & Ellis’s/Employee’s attorneys’ fees and costs.
10.  Trade Secrets and Confidential Information. Employee acknowledges that during Employee’s employment, Employee may have had access to trade secrets and confidential information about Grubb & Ellis, its products and services, its customers, and its methods of doing business, including but not limited to files, customer lists, pricing lists, technical data, financial data and business processes. Employee agrees that Employee shall not disclose any information relating to the trade secrets or confidential information of Grubb & Ellis or its customers which has not already been disclosed to the general public. Employee understands and acknowledges that Employee’s obligations under prior agreements with Grubb & Ellis, if any, including but not limited to, any Confidentiality, Intellectual Property, Trade Secrets, Non-Solicitation, Stock Options, and Employee Stock Purchase Plan, will remain in full force following Employee’s termination of employment and that Employee will continue to abide by any such prior agreements.
11.  Twenty-One Days To Consider Agreement. Grubb & Ellis advises Employee to discuss this Agreement with an attorney before executing it. Employee’s decision whether to sign this Agreement is made with full knowledge that Grubb & Ellis has advised Employee to consult with an attorney. Employee acknowledges Employee has been provided with at least 21 days within which to review and consider this Agreement before signing it. Should Employee decide not to use the full 21 days, then Employee knowingly and voluntarily waives any claim that Employee was not in fact given that period of time or did not use the entire 21 days to consult an attorney and/or consider this Agreement. Employee acknowledges that Grubb & Ellis has not asked Employee to shorten the 21-day time period for consideration of whether to sign this Agreement. The Parties agree that any changes, whether material or immaterial, to this Agreement, do not restart the running of the 21-day period.
12.  Right of Revocation. Within three calendar days of signing and dating this Agreement, Employee shall deliver the executed original of the Agreement to Amanda Piwonka, SVP, Human Resources at 1551 N. Tustin Suite 200, Santa Ana, CA 92705. However, the Parties acknowledge and agree that Employee may revoke this Agreement for up to seven (7) calendar days following Employee’s execution of this Agreement and that it shall not become effective or enforceable until the revocation period has expired. The Parties further acknowledge and agree that such revocation must be in writing addressed to and received by Amanda Piwonka, SVP, Human Resources at 1551 N. Tustin Suite 200, Santa Ana, CA 92705 not later than noon on the eighth (8th) day following execution of this Agreement by Employee. If Employee revokes this Agreement under this Paragraph, this Agreement shall not be effective or enforceable and Employee will not receive the monies and benefits described above, including those described in Paragraph 4 above.

13.  Effective Date. If Employee does not revoke this Agreement in the time frame specified in the preceding paragraph, the Agreement shall be effective at 12:00:01 p.m. on the eighth (8th) day after it is signed by Employee (the “Effective Date”).
14.  Choice of Law. This Agreement shall be construed in accordance with, and be deemed governed by, the laws of the State of Illinois without regard to its conflict of laws provisions.
15.  Non-Admission. Even though Grubb & Ellis will provide consideration for Employee to release Claims, Grubb & Ellis does not admit that it engaged in any unlawful or improper conduct toward Employee. Employee agrees that this Agreement shall not be construed as an admission by Grubb & Ellis that it has violated any statute, law or regulation, breached any contract or agreement, or engaged in any improper conduct. Employee is not aware, to the best of Employee’s knowledge, of any conduct on Employee’s part or on the part of another Grubb & Ellis employee who violated the law or otherwise exposed Grubb & Ellis to any liability, whether criminal or civil, whether to any government, individual or other entity. Further, Employee acknowledges that Employee is not aware of any material violations by Grubb & Ellis and/or its employees, officers, directors and agents of any statute, regulation or other rules that have not been addressed by Grubb & Ellis through appropriate compliance and/or corrective action.
16.  General Terms And Conditions.
a.    If any provision of this Agreement or any application of any provision of this Agreement is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application. To this end, the provisions of this Agreement are severable.
b.    Employee represents and warrants that Employee has not heretofore assigned or transferred or purported to assign or transfer to any person, firm or corporation any claim, demand, right, damage, liability, debt, account, action, cause of action, or any other matter herein released. Employee agrees to indemnify and hold Grubb & Ellis harmless against any claim, demand, right, damage, debt, liability, account, action, cause of action, cost or expense, including attorneys’ fees or costs, actually paid or incurred, arising out of or in any way connected with any such transfer or assignment or any such purported or claimed transfer or assignment.
c.    This Agreement and all covenants and releases set forth herein shall be binding upon and shall inure to the benefit of the respective Parties hereto, their legal successors, heirs, assigns, partners, representatives, parent companies, subsidiary companies, agents, attorneys, officers, employees, directors and shareholders.

d.    The Parties acknowledge each has read this Agreement, that each fully understands his/her/its rights, privileges and duties under the Agreement, and that each enters this Agreement freely and voluntarily. The parties acknowledge that each has had the opportunity to consult with an attorney of his/her/its choice to explain the terms of this Agreement and the consequences of signing this Agreement.
e.    Employee acknowledges Employee may later discover facts different from, or in addition to, those Employee now knows or believes to be true with respect to the Claims released in this Agreement, and agrees the release shall be and remain in effect in all respects as a complete and general release as to all matters released, notwithstanding any such different or additional facts.
f.    This Agreement and the provisions contained herein shall not be construed or interpreted for or against any Party hereto because that Party drafted or caused that Party’s legal representative to draft any of its provisions.
g.    The undersigned each acknowledge and represent that no promise or representation not contained in this Agreement has been made to them and acknowledge and represent that this Agreement contains the entire understanding between the Parties and contains all terms and conditions pertaining to the compromise and settlement of the subjects referenced in this Agreement. Each Party acknowledges that he/she/it has relied solely upon his/her/its own legal and tax advisors and that the lawyers, accountants and advisors to the other Party have not given any legal or tax advice to such Party in connection with this Agreement.
h.    Except as otherwise provided in Paragraph 6, in the event Employee breaches any term of this Agreement or has misrepresented any fact stated herein, disparages the reputation of Grubb & Ellis or its respective products, personnel, or business capabilities, or conducts him/herself in a manner so as to interfere with any business relationship of Grubb & Ellis, all compensation shall cease, and Grubb & Ellis and its successors shall have the right to recover all money paid or provided hereunder.
i.    Employee also agrees to cooperate with Grubb & Ellis regarding any pending or subsequently filed litigation, claims, or other disputes involving Grubb & Ellis that relate to matters within the knowledge or responsibility of Employee during his/her employment with Grubb & Ellis. Without limiting the foregoing, Employee agrees (i) to meet with Grubb & Ellis representatives, its counsel, or other designees at mutually convenient times and places with respect to any items with the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide Grubb & Ellis with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law. Grubb & Ellis will reimburse Employee for all reasonable expenses in connection with the cooperation described in this paragraph.
j.    Any modifications to this Agreement must be made in writing and signed by Employee and Amanda Piwonka, SVP Human Resources or Andrea Biller, EVP, General Counsel of Grubb & Ellis Company.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A
GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE/SHE HAS BEEN ADVISED THAT THIS AGREEMENT IS A BINDING AND LEGAL DOCUMENT. EMPLOYEE FURTHER AGREES THAT S/HE HAS HAD AT LEAST TWENTY-ONE (21) DAYS TO REVIEW THE PROVISIONS OF THIS AGREEMENT AND HAS BEEN ADVISED TO SEEK LEGAL ADVICE REGARDING ALL ITS ASPECTS, AND THAT IN EXECUTING THIS AGREEMENT EMPLOYEE HAS ACTED VOLUNTARILY AND HAS NOT RELIED UPON ANY REPRESENTATION MADE BY GRUBB & ELLIS OR ANY OF ITS EMPLOYEES OR REPRESENTATIVES REGARDING THIS AGREEMENT’S SUBJECT MATTER AND/OR EFFECT. EMPLOYEE HAS READ AND FULLY UNDERSTANDS THIS AGREEMENT AND VOLUNTARILY AGREES TO ITS TERMS.
AGREED AND UNDERSTOOD:

Date: 05/03/10	/s/ Richard Pehlke
Richard Pehlke

Date: 05/03/10	GRUBB & ELLIS COMPANY
	By:	/s/ Thomas D'Arcy
Thomas D'Arcy
Chief Executive Officer

Exhibit 10.3

Grubb & Ellis Company

Investor Presentation

GRUBB & ELLIS.
From Insight to Results

Grubb & Ellis Company Investor Presentation

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include assumptions regarding expectations or estimates of future financial and operating results or events, industry and market trends and other market opportunities for Grubb & Ellis. The information in this presentation discusses the state of Grubb & Ellis' business as of the date of presentation. Grubb & Ellis does not assume any obligation to update or correct any information covered herein. There are a number of risks and uncertainties that could cause our actual results to differ materially from those described in the forward-looking statements. For additional information concerning risks that could cause such differences, please refer to our annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. We may make certain statements during the course of this presentation which include references to "non-GAAP financial measures," as defined by SEC regulations. As required by these regulations, we have provided reconciliations of these measures to what we believe are the most directly comparable GAAP measures, which are attached hereto within the appendix. Forward Looking Statements

GRUBB & ELLIS
From Insight to Results

Leading Provider of Real Estate Services & Investment Management

Highly Recognized Brand

Integrated Platform

Attractive Market Opportunity

At a Glance as of December 31, 2009	Founded	Stock	Footprint*	Assets under Management	SF under Management
	1958	NYSE: GBE	126 offices 6,000+ employees 1,800 brokers	$5.8 billion; 29 states	241 million

*Includes Grubb & Ellis affiliates

2

Leading Provider of Real Estate Services & Investment Management Highly Recognized Brand At a Glance as of December 31, 2009 Founded 1958 Stock NYSE: GBE Footprint* 126 offices 6,000+ employees 1,800 brokers Assets under Management $5.8 billion; 29 states SF under Management 241 million Transaction Services Management Services Corporate Services Investment Services Consulting Services Real Estate Investment Trusts Institutional Funds Mutual Funds Recovering US commercial real estate market Large, highly fragmented industry Substantial ongoing consolidation Corporate outsourcing trend Unique market position Scalable infrastructure 51-year history One of the most recognized commercial real estate brands 126 offices across United States* and select international sites Proprietary research with 100+ local research professionals nationwide Integrated Platform Attractive Market Opportunity 2 *Includes Grubb & Ellis affiliates

Owned offices in major and large secondary markets; affiliate strategy in smaller markets Fully integrated platform provides a broad array of services to commercial real estate occupiers and investors nationwide Major clients in 2009 and Q1 2010 included IBM, Microsoft, Citigroup, RBS and Kraft National Presence, Strong Operating Platform and Top-Tier Clients On-the-ground expertise and insight that deliver the solutions in all the markets where our clients have business and investment needs 3

GRUBB & ELLIS
From Insight to Results

Fully Integrated Platform Well Positioned for Growth

Real Estate Services

Transaction Services

Management Services

Focused around practice groups

Investment Management

Healthcare
Apartments
Energy & Infrastructure
Office

4

Fully Integrated Platform Well Positioned for Growth 2009 revenue: $57.3 million Non-traded REITs Institutional funds Mutual funds Separate accounts Investment Management 2009 revenue: $173.4 million Agency leasing Asset acquisition & disposition Capital markets Consulting Real estate finance Tenant representation Valuation 2009 revenue: $274.7 million Asset management Facilities management Property management Lease administration Portfolio management Project management Real Estate Services Transaction Services Management Services Healthcare Apartments Energy & Infrastructure Office Focused around practice groups 4

GRUBB & ELLIS
From Insight to Results

Transaction Services Overview

Increased Broker Production
$750,000
$500,000
$250,000
$0
99 brokers at
$675k gained
176 brokers at
$200k eliminated

Transaction Services Revenue
($ in millions)
$60.0
$45.0
$30.0
$15.0
$0.0
25% increase
$33.5
$42.0
Q1'09
Q1'10

5

Transaction Services Revenue ($ in millions) Increased Broker Production Transaction Services Overview 5 12th largest investment sales and leasing firm nationally(1) 1,800 brokerage professionals with coverage in all key US markets Intense focus on broker productivity Note: For the 18 month period ended December 31, 2009. Broker production figures represent trailing three year average annual production. (1) Source: National Real Estate Investor, April 2009. 25% increase 99 brokers at $675k gained 176 brokers at $200k eliminated

GRUBB & ELLIS
From Insight to Results

Management Services Overview

Occupier

IBM Print Business Services

Expansion

Renewal

Renewal/Expansion

Investor

- Property management and leasing for investor owned real estate

(1) Source: National Real Estate Investor, July 2009.

6

Management Services Overview Facilities management for medium and large corporations outsourcing their real estate functions 14% growth in business in 2009 reflects trend toward corporate outsourcing of real estate functions Focused on middle market corporations Occupier Investor Property management and leasing for investor owned real estate Annuitized revenue stream through multi-year contracts with the ability to grow with the account through the use of our platform 6 Renewal/Expansion Expansion IBM Print Business Services Renewal Seventh largest property management company nationwide(1) 241 million square feet under management (1) Source: National Real Estate Investor, July 2009.

Non-traded REITs / Funds Grubb & Ellis Securities Emerging Institutional Manager Grubb & Ellis Mutual Funds Grubb & Ellis Healthcare REIT II - $3 billion Grubb & Ellis Apartment REIT - $1 billion Raised $537 million in 2009 $6 to $7 billion market(1) FINRA registered broker dealer 125+ selling agreements with access to more than 27,000 registered representatives Strong platform drives opportunities Placing investor equity through sole-ownership vehicles and funds across numerous asset classes GBE branded funds 3 top ten mutual funds as rated by Morningstar during 2009 Family of real estate open end mutual funds Investment Management Overview IM strength as of December 31, 2009 Approximately $12.3 billion in acquisitions and dispositions completed since 1998 $5.8 billion in assets under management drives recurring revenue Substantial Fee Income Substantial Fee Income Substantial Fee Income Acquisition fees Disposition fees Finance fees Asset Management Fees Property Management Fees Broker-Dealer Fees 7 (1) Source: Stanger Report, Winter 2010.

Investment Management - Focused Actions for 2010 Expand tier 1 broker-dealer selling relationships through GBE Securities Generate revenue from Energy & Infrastructure Advisors JV formed in 2009 Launch GBE branded institutional fund - $250 - $500 million Launch closed end mutual fund through Alesco Global Advisors Continue to manage tenant-in-common portfolio through challenging market environment 8 Grow assets under management to $10 billion by 2013

GRUBB & ELLIS
From Insight to Results

Foundation Laid for Growth During 2009

Reed Elsevier
citi
VOLT
RBS The Royal Bank of Scotland
CAPMARK
jiffy lube
JPMorganChase
Littler
IBM
Sears
kmart
RHDonnelley
Smurfit-Stone
cricket
verizon
NORDSTROM
Prudential
MITEL Simply Communicating
Microsoft
J.E. ROBERT COMPANIES
WELLS FARGO

9

9 Foundation Laid for Growth During 2009 Raised $97 million in preferred stock with high-quality fundamental investors Repaid credit facility and significantly strengthened capital structure New corporate leadership Significant client wins and expansion of existing relationships, noted below

$25 million of expected annualized expense reductions Headcount reduction to 126, including 1/3 of corporate back office and administrative staff Significant G&A expense reductions, consolidation of offices Minimal impact on client facing professionals Designed to deploy resources to the drivers of revenue Realigned Cost Structure During Q1 2010 Lower fixed expense base expected to lead to improved margins as revenue grows in line with a recovering commercial real estate market Significant Ongoing Cost Reduction Revenue Producers Not Affected Rationalized Operating Expenses 10

Real Estate Services Competitive Landscape Competitors Selling Point Grubb & Ellis Advantage Global Firms Size / Coverage One of the largest sales and management teams, yet nimble enough to provide personal attention and customized solutions for each client Boutique Firms Niche market focus Strong emphasis on industry and service specialization, with ability to draw from national platform that offers full range of real estate capabilities Local Firms Local market knowledge Tenured brokerage professionals and in-house research capabilities in more than 100 markets, plus technology tools and marketing support to turn data into valuable insight for clients Real Estate Networks Coverage Large national footprint combined with sound operational platform that ensures control and consistency across markets GBE is uniquely positioned to match the strengths of its competitors ? ? ? ? 11

GRUBB & ELLIS
From Insight to Results

Key Demand Drivers for Commercial Real Estate Are Firming

Monthly Retail Sales
Seasonally Adjusted
Billions
$400
$350
$300
$250
$200
$150
'00
'02
'04
'06
'08
10
Total
Core

Monthly Payroll Job Chg.
Seasonally Adjusted
Thou.
400
200
0
-200
-400
-600
-800
-1,000
+162,000
(Mar.)
'07
'08
'09
10

Source: Census, BLS, Grubb & Ellis

12

New Jobs '07 180 36 184 35 156 54 -65 -28 100 165 215 120 '08 -10 -50 -33 -149 -231 -193 -210 -334 -458 -554 -728 -673 '09 -779 -726 -753 -528 -387 -515 -346 -212 -225 -224 64 -109 10 14 Total Core '00 269.085 181.503 272.89 183.485 275.809 186.303 271.861 185.533 271.906 185.98 273.556 186.227 273.376 186.827 273.365 187.579 278.076 189.735 277.583 189.822 276.17 189.651 276.349 190.654 1 279.352 191.578 279.275 191.397 277.108 190.605 281.05 192.307 282.33 192.687 281.036 192.373 280.394 193.504 281.946 194.536 276.76 191.17 295.097 194.475 287.275 195.492 284.413 196.964 '02 284.383 197.323 286.091 198.496 284.983 198.3 289.263 199.836 285.428 199.261 287.796 199.657 291.115 199.523 293.252 199.718 288.844 199.626 290.024 201.007 292.026 202.13 293.966 201.869 3 295.975 202.906 291.924 201.325 296.727 204.033 295.828 203.644 296.488 205.017 299.837 207.837 303.112 209.97 307.721 212.017 305.948 212.023 304.777 212.792 308.676 213.887 307.271 213.785 '04 309.51 215.41 311.726 215.612 317.466 219.92 313.722 218.6 319.018 219.483 315.086 219.529 318.489 220.835 318.629 221.351 324.197 223.202 326.252 224.378 327.876 225.493 331.123 227.526 5 329.969 228.598 332.956 230.542 332.62 230.08 337.766 233.715 334.529 232.481 342.087 234.789 346.446 234.031 341.673 236 342.185 237.184 343.96 240.783 347.215 241.389 346.817 241.124 '06 357.885 246.908 354.63 247.134 356.074 248.024 357.914 247.725 355.82 246.805 355.588 246.329 358.401 246.321 359.012 248.011 357.033 249.364 357.95 250.816 359.012 250.73 364.449 253.948 7 363.236 254.572 364.526 254.852 368.181 257.571 365.657 254.852 370.03 256.632 366.129 256.029 367.715 257.718 368.282 257.225 372.006 258.517 373.893 259.157 379.767 262.198 376.42 261.144 '08 376.262 261.14 373.14 260.036 374.845 261.435 Billions +162,000 (Mar.) Thou. Key Demand Drivers for Commercial Real Estate Are Firming 12 Source: Census, BLS, Grubb & Ellis

GRUBB & ELLIS
From Insight to Results

Commercial Real Estate Pricing Stabilizes; Sublease Reverses

Moody's/REAL CPPI

200
180
160
140
120
100
80
'00
'03
'06
'09
Apt
Ind
Off
Ret

Office Sublease Space

Million SF
160
140
120
100
80
60
40
20
0
'00
'03
'06
'09

Source: MIT Center for Real Estate, Grubb & Ellis

13

Sublease '00 37.14 39.01 37.03 45.67 '01 62.37 84.98 108.5 122.5 '02 146.49 142.04 144.14 140.4 '03 135.78 135.35 126.88 122.89 '04 114.95 111.42 109.18 104.92 '05 95.96 90.75 85.88 82.84 '06 78.45 78 76.45 76.17 '07 75.09 73.28 77.09 80 '08 82.88 86.29 91.5 100.57 '09 111.81 113.17 123.58 120.66 10 113.07 Apt Ind Off Ret '00 100 100 100 100 100 100 100 '01 99.11821 103.3325 103.5921 103.8838 105.4308 112.9478 101.5434 104.5484 108.9797 116.4205 97.27241 103.3627 106.0326 111.6295 96.23474 103.4904 '02 110.0953 111.0812 95.4129 109.1839 104.1041 111.3528 101.4335 107.9223 113.6541 112.2974 104.7864 111.8013 120.8872 112.1346 104.1694 115.7864 '03 124.8472 110.9697 104.0332 119.0462 123.0082 113.0315 107.1017 123.1923 124.2467 115.1402 108.3374 123.9361 127.1932 127.4062 110.5801 127.9716 '04 129.3149 126.3283 119.1029 138.4834 138.3113 129.1983 120.5346 138.9181 147.3766 139.9545 121.6107 143.5795 154.288 148.8487 124.013 149.8473 '05 162.3302 154.5358 131.9074 159.3215 169.1704 153.2086 139.5563 166.644 181.5133 160.1418 140.4254 169.6046 178.3407 158.1753 144.6637 174.2107 '06 178.9635 168.4831 157.0732 179.7243 172.6192 174.6892 159.449 180.5442 174.2797 170.4096 156.6522 184.1595 188.4402 174.7629 162.1926 180.5258 '07 194.5316 182.6723 170.9794 186.298 194.3721 185.163 177.5762 190.1957 192.3336 190.6824 176.7272 195.1919 182.9639 192.5059 176.0671 188.3119 '08 187.8761 188.1427 174.016 184.1511 174.5148 170.7173 163.6777 175.5893 178.573 171.373 162.0764 175.8447 158.1176 165.6612 152.2207 172.31 '09 157.5598 165.0532 123.9174 150.0866 Million SF Commercial Real Estate Pricing Stabilizes; Sublease Reverses 13 Source: MIT Center for Real Estate, Grubb & Ellis

GRUBB & ELLIS
From Insight to Results

2010 Growth Initiatives

- Enhance platform through strategic initiatives and investments
- Increase scale and productivity of brokerage operations
- Expand property and facilities management portfolio
- Expand position in public non-traded REIT market
- Expand complimentary commercial real estate services

14

Expand property and facilities management portfolio Increase scale and productivity of brokerage operations Expand complimentary commercial real estate services 2010 Growth Initiatives Expand position in public non-traded REIT market Enhance platform through strategic initiatives and investments Implement growth initiatives into a recovering US commercial real estate market 14

GRUBB & ELLIS
From Insight to Results

Financial Performance

Financial Performance

GRUBB & ELLIS
From Insight to Results

Financial Performance Summary

Revenue[1][2]

$800
$700
$600
$500
$400
$300
$200
$100
$0
$696.1
$613.0
$520.3
$550-$575
2007
2008
2009
2010E

Adjusted EBITDA[1]

$100
$80
$60
$40
$20
$0
($20)
($40)
$77.6
$22.9
($24.0)
$10-$15
2007
2008
2009
2010E

Estimated Revenue & Adjusted EBITDA

16

Financial Performance Summary Estimated Revenue & Adjusted EBITDA ($ in millions) Estimated Revenue Estimated Adj. EBITDA Estimated Cash FY 2010 $550 to $575 $10 to $15 $31 to $33 Note: 2007 revenue and adjusted EBITDA figures represent combined operations of Grubb & Ellis and NNN Realty Advisors. Cash figures exclude net proceeds from contemplated convertible notes offering. (1) All estimates represented as the midpoint of management guidance. (2) Excludes rental revenue related to assets held for investment and amortization of intangible contract rights. $78 million in 2007 adjusted EBITDA demonstrates earnings capability Reduced performance in 2008 / 2009 result of real estate market headwinds 16

GRUBB & ELLIS
From Insight to Results

Q1 2010 Financial Performance Summary

Summary Income Statement			
($ in millions)	**Q1 2010 Preliminary actual (1)**	**Q1 2009 actual**	**Growth**
Revenue	$127.0 – $129.0	$118.3	7% – 9%
EBITDA (adjusted)	($10.5) – ($11.5)	($16.5)	30% – 36%

Summary Cash Flow	
Beginning Cash (12/31/09)	$39.1
EBITDA (adjusted)	(11.0)
Fixed charges (interest & dividends)	(3.3)
Cost Restructuring (non-recurring)	(2.7)
Other	0.7
Ending Cash (03/31/10)	$22.8

17

Q1 2010 Financial Performance Summary 17 Note: Cash figures exclude net proceeds from contemplated convertible notes offering. (1) Preliminary results, subject to change. Excludes rental revenue related to assets held for investment.

GRUBB & ELLIS
From Insight to Results

Fixed Charge Summary

Fixed Charge Summary
($ in millions)

	Amount Outstanding	Coupon / Dividend	Fixed Charge
Convertible preferred stock	$96.6	12.00%	$11.6
Notes program	16.3	8.75%	1.4
Proposed convertible notes (1)	30.0	[7.50% – 8.00%]	1.2
Total current cash fixed charges (2)			$14.2

18

Fixed Charge Summary Company expects to cover fixed charges for the remaining three quarters of 2010 and thereafter 18 (1) Fixed charge associated with the proposed convertible notes represents interest expense for the second half of 2010 at the midpoint of the coupon range. (2) Excludes debt service on assets held for investment and amortization of initial purchaser discount and offering expenses.

GRUBB & ELLIS.
From Insight to Results

Selected Balance Sheet Data

Schedule of Indebtedness

($ in millions)	December 2009	Maturity	Interest
On-balance sheet recourse debt:			
Notes Program (1)	$16.3	08/01/13	8.75%
Mortgage Debt Secured by Galleria (Recourse portion)	10.0	02/01/17	6.29%
Total recourse debt	**$26.3**		
Non-recourse debt:			
Galleria (Non-recourse portion)	60.0	02/01/17	6.29%
Avallon	37.0	08/01/14	6.32%
Total non-recourse debt	**$97.0**		
Total long-term debt (2)	**$123.3**		
Convertible preferred	96.6	Perpetual	12.00%
Total debt & preferred	**$219.9**		

19

Selected Balance Sheet Data Expected to end 2010 with $31-$33 million of cash and no near-term debt maturities Note: Cash figures exclude net proceeds from contemplated convertible notes offering. (1) Assumes exercise of two one-year extension options to extend maturity date of senior notes at Company's discretion. (2) Excludes approximately $1.7 million of capital lease obligations ($0.9 million & $0.8 million in short-term and long-term, respectively) from current liabilities and long-term debt and included as other long-term liabilities 19

Expected Use of Proceeds Focused on growth initiatives in the following areas: Expand complimentary commercial real estate services Aggressive growth plan for management services Enhance brokerage talent in key markets Institutional management business Selectively expand owned office presence Drive incremental annual EBITDA of $5 million and ROIC of 20+% over 5 year term 20

Grubb & Ellis Advantage Top-tier commercial real estate services and investment management firm Poised to capitalize on recovery in commercial real estate market Sponsor of public non-traded REITs Highly recognized and well-regarded brand and broad market presence Strong business model with diversified revenue streams and growth opportunities Opportunity to capitalize on highly fragmented industry dynamics Strong client retention and growing client base Revitalized balance sheet and experienced leadership team 21

Appendix

Executive Management Team Thomas P. D'Arcy President, Chief Executive Officer and Director As president and chief executive officer, D'Arcy is responsible for the day-to-day management of Grubb & Ellis Company; he also serves as a member of the board of directors. He brings to this position 25 years of successful leadership experience at various public and private real estate companies. Before joining Grubb & Ellis in November 2009, he was a principal in Bayside Realty Partners, a private real estate company focused on acquiring, renovating and developing land and income-producing real estate. Previously, he served as president and chief executive officer of Equity Investment Group, a private real estate investment trust, as well as chairman and chief executive officer of Bradley Real Estate, Inc., a NYSE-listed REIT. D'Arcy has been the non- executive chairman of Inland Real Estate Corporation since 2008 and a member of the board since 2005. Michael Rispoli Chief Financial Officer, Grubb & Ellis Equity Advisors SVP Strategic Planning and IR Grubb & Ellis Company Michael J. Rispoli has served as senior vice president, strategic planning and investor relations since he joined Grubb & Ellis Company in May 2007 and as chief financial officer of Grubb & Ellis Equity Advisors since October 2008. From 2004 to 2007, Mr. Rispoli was executive director and corporate controller of Conexant Systems, Inc., a publicly traded semiconductor company with $1 billion in annual revenue. Prior to such time, Mr. Rispoli spent three years as corporate controller of GlobespanVirata, Inc., which merged with Conexant Systems, Inc. in February 2004. Mr. Rispoli began his career as manager of audit and business assurance services at PricewaterhouseCoopers LLP in 1993. A certified public accountant, Mr. Rispoli received a B.S. degree in Accounting from Seton Hall University. 23

Executive Management Team Matthew Engel SVP, Accounting and Finance Chief Accounting Officer Matthew Engel has served as senior vice president, accounting and finance and chief accounting officer of Grubb & Ellis Company since joining the firm in November 2008. From 2001 to 2008, Mr. Engel held various finance and accounting positions at H&R Block, Inc. most recently as senior vice president, chief financial officer of the mortgage services segment. While at H&R Block, he also held the title of vice president, controller for the mortgage services segment and chief accounting officer for the parent company. Engel spent eight years at DST Systems, Inc. in various finance and accounting positions. He began his career in 1990 in the audit practice of Price Waterhouse. Engel is a Certified Public Accountant and holds a bachelor's degree from University of Northern Iowa. 24

GRUBB & ELLIS
From Insight to Results

Reconciliation of Non-GAAP to GAAP Financial Measures

	Years Ended (2)		
($ in thousands)	December 31 2007	December 31 2008	December 31 2009
Net income/(loss) attributable to Grubb & Ellis Company	$ 10,523	$ (330,870)	$ (78,838)
Discontinued operations	9,976	23,921	(2,486)
Interest expense	2,648	14,207	15,446
Interest income	(3,559)	(902)	(555)
Depreciation and amortization	5,917	16,028	12,324
Goodwill and intangible assets impairment	-	181,285	738
Taxes	15,440	(827)	(1,175)
EBITDA (1)	40,945	(97,158)	(54,546)
Gain related to the repayment of the credit facility, net	-	-	(21,935)
Charges related to sponsored programs	-	27,771	23,348
Real estate related impairment	-	59,114	17,372
Write off of investment in Grubb & Ellis Realty Advisors, net	-	5,828	-
Stock based compensation	9,695	11,907	10,876
Amortization of signing bonuses	6,201	7,603	7,535
Loss on marketable securities	(184)	1,783	-
Merger related costs	17,310	14,732	-
Amortization of contract rights	3,168	1,179	-
Real estate operations	-	(9,993)	(7,959)
Other	465	163	1,319
Adjusted EBITDA (1)	$ 77,600	$ 22,929	$ (23,990)

25

Reconciliation of Non-GAAP to GAAP Financial Measures 25 NOTE: No estimates of GAAP net income have been made for the year 2010. 2007 figures represent combine operations of Grubb & Ellis Company and NNN Realty Advisors. (1) EBITDA represents earnings before net interest expense, interest income, realized gains or losses on sales of marketable securities, income taxes, depreciation, amortization, discontinued operations and impairments related to goodwill and intangible assets. Management believes EBITDA is useful in evaluating our performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisition, which items may vary for different companies for reasons unrelated to overall operating performance. As a result, management uses EBITDA as an operating measure to evaluate the operating performance of the Company's various business lines and for other discretionary purposes, including as a significant component when measuring performance under employee incentive programs. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing the Company's operating performance, readers should use EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as tax and debt service payments. The amounts shown for EBITDA also differ from the amounts calculated under similarly titled definitions in the Company's debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and the Company's ability to engage in certain activities, such as incurring additional debt and making certain restricted payments. (2) As a result of the merger between GBE and NNNRA in December of 2007, full year figures for 2007 are shown as combined companies .

Exhibit 99.1

Contact:	Janice McDill
Phone:	312.698.6707
Email:	janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Announces Pricing of
$30.0 Million of Unsecured Convertible Senior Notes
SANTA ANA, Calif. (May 4, 2010) — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, today announced that it has entered into an agreement to sell $30.0 million aggregate principal of unsecured convertible senior notes due in 2015. The notes will have an interest rate of 7.95% per annum and are being offered at a price equal to 100% of their face value. The company also granted the initial purchaser a 45-day option to purchase up to an additional $4.5 million aggregate principal amount of notes to cover over-allotments, if any.
The company estimates that the net proceeds from the offering will be approximately $28.0 million after deducting offering expenses. The company intends to use the net proceeds from the offering to fund growth initiatives, short-term working capital and general corporate purposes.
The notes are being sold in a private placement to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933. The sale of the notes is expected to close on or about May 7, 2010, subject to customary closing conditions.
The notes will be convertible into common stock at an initial conversion rate of 445.583 shares per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $2.24 per share and is a 17.5 percent premium above the closing price of the company’s common stock on May 3, 2010. The conversion rate is subject to adjustment in certain circumstances.
The notes and the underlying common stock issuable upon conversion have not been registered under the Securities Act or applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes (including the shares of common stock into which the notes are convertible), nor shall there be any sale of the notes (including the shares of common stock into which the notes are convertible) in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.
-more-

Grubb & Ellis Company
1551 N. Tustin Avenue, Suite 300	Santa Ana, CA 92705	714.667.8252	714.667.6860 fax

2 — 2 — 2
5/04/10
Grubb & Ellis Company Announces Pricing of $30.0 Million of Unsecured Convertible Senior Notes
Forward-Looking Statements
Certain statements included in this press release may constitute forward-looking statements regarding, among other things, the expected closing of the sale of the notes and the expected use of proceeds. These statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and events in future periods to be materially different from those anticipated, including risks and uncertainties related to the financial markets. Such factors which could adversely affect the company’s ability to obtain these results include, among other things: (i) a continued or further slowdown in the volume and the decline in transaction values of sales and leasing transactions; (ii) the general economic downturn and recessionary pressures on businesses in general; (iii) a prolonged and pronounced recession in real estate markets and values; (iv) the unavailability of credit to finance real estate transactions in general and the company’s tenant-in-common programs, in particular; (v) the ability of the company to return to compliance with the NYSE’s continued listing standards; (vi) the success of current and new investment programs; (ix) the success of new initiatives and investments; (vii) the inability to attain expected levels of revenue, performance, brand equity and expense synergies resulting from the merger of Grubb & Ellis Company and NNN Realty Advisors in general, and in the current macroeconomic and credit environment, in particular; and (viii) other factors described in the company’s annual report on Form 10-K/A for the fiscal year ending December 31, 2009 and in other current reports on Form 8-K filed with the Securities and Exchange Commission. The company does not undertake any obligation to update forward-looking statements.
###

Grubb & Ellis Company
1551 N. Tustin Avenue, Suite 300	Santa Ana, CA 92705	714.667.8252	714.667.6860 fax

Exhibit 99.2

Contact:	Janice McDill
Phone:	312.698.6707
Email:	janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Announces
Departure of Chief Financial Officer
SANTA ANA, Calif. (May 4, 2010) — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, today announced that Richard W. Pehlke has stepped down as executive vice president and chief financial officer effective May 3, 2010. Matthew A. Engel, senior vice president, chief accounting officer will serve as interim chief financial officer until a permanent successor is named. A search for a replacement, which is being lead by Korn/Ferry International, is actively underway.
To facilitate a smooth transition, Pehlke will remain available on a consulting basis up to December 31, 2010.
“Due to Rich’s efforts, Grubb & Ellis is better positioned for sustainable long-term growth,” said Thomas P. D’Arcy, president and chief executive officer of Grubb & Ellis. “He has been a valuable member of the executive team, providing the company with steady leadership, particularly with regards to our recent capital raise and the strengthening of our financial position.”
Pehlke joined the company as chief financial officer in February 2007, during which time he oversaw the financial integration following Grubb & Ellis’ merger with NNN Realty Advisors in December 2007, including moving the financial operations to Santa Ana, and, more recently, the company’s $97 million preferred equity offering in November 2009.
“I am very proud of what we accomplished over the past three years,“said Pehlke. “Given the strong position the company is now in and the talented team we have in place I have come to the conclusion that this is the appropriate time for me to seek new challenges and opportunities.”
About Grubb & Ellis Company
Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies in the world. Our 6,500 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including public non-traded real estate investment trusts (REITs), mutual funds and other real estate investment funds. For more information, visit www.grubb-ellis.com.
###